Freeport-McMoRan
Reports Fourth-Quarter and Year Ended 2021 Results
•Achieved 19 percent increase in copper sales and 59 percent increase in gold sales in 2021
•Successful ramp-up of Grasberg underground mines
•Strong financial results and cash flow generation
•Commenced implementation of performance-based shareholder payout framework
•Advancing organic growth initiatives
•Favorable operational and market outlook

▪Net income attributable to common stock in fourth-quarter 2021 totaled $1.1 billion, $0.74 per share, and adjusted net income attributable to common stock totaled $1.4 billion, or $0.96 per share, after excluding net charges totaling $0.3 billion, $0.21 per share.
▪Consolidated sales totaled 1.02 billion pounds of copper, 395 thousand ounces of gold and 19 million pounds of molybdenum in fourth-quarter 2021, and 3.8 billion pounds of copper, 1.4 million ounces of gold and 82 million pounds of molybdenum for the year 2021. Consolidated sales for the year 2022 are expected to approximate 4.3 billion pounds of copper, 1.6 million ounces of gold and 80 million pounds of molybdenum, including 970 million pounds of copper, 380 thousand ounces of gold and 20 million pounds of molybdenum in first-quarter 2022.
▪Average realized prices in fourth-quarter 2021 were $4.42 per pound for copper, $1,808 per ounce for gold and $19.42 per pound for molybdenum.
▪Average unit net cash costs were $1.29 per pound of copper in fourth-quarter 2021 and $1.34 per pound of copper for the year 2021. Unit net cash costs are expected to average $1.35 per pound of copper for the year 2022.
▪Operating cash flows totaled $2.3 billion (including $0.4 billion from working capital and other sources) in fourth-quarter 2021 and $7.7 billion (including $0.8 billion from working capital and other sources) for the year 2021. Based on current sales volume and cost estimates, and assuming average prices of $4.50 per pound for copper, $1,800 per ounce for gold and $19.00 per pound for molybdenum, operating cash flows are expected to approximate $8.0 billion (net of $1.3 billion of working capital and other uses) for the year 2022.
▪Capital expenditures totaled $0.8 billion (including $0.3 billion for major mining projects and $0.1 billion for the Indonesia smelter projects) in fourth-quarter 2021 and $2.1 billion (including $1.25 billion for major mining projects and $0.2 billion for the Indonesia smelter projects) for the year ended 2021. Capital expenditures for the year 2022 are expected to approximate $4.7 billion ($3.3 billion excluding the Indonesia smelter projects), including $2.0 billion for major mining projects.
▪In November 2021, FCX's Board of Directors (Board) approved a new share repurchase program authorizing repurchases of up to $3.0 billion of FCX's common stock (through January 25, 2022, FCX has acquired 15.4 million shares for a total cost of $599.9 million, $39.03 per share) and approved an increase in common stock dividends. The combined annual rate of the base dividend and the variable dividend approved by the Board is expected to total $0.60 per share in 2022.
▪At December 31, 2021, consolidated debt totaled $9.5 billion and consolidated cash and cash equivalents totaled $8.1 billion, resulting in net debt of $1.4 billion (refer to the supplemental schedule, "Net Debt," on page IX). FCX had no borrowings and $3.5 billion available under its revolving credit facility at December 31, 2021.
▪FCX added two new independent directors during fourth-quarter 2021: Ryan M. Lance and Hugh Grant. With these appointments, FCX's Board is now comprised of eleven directors, including ten independent directors. FCX has successfully achieved its Board refreshment objectives adding six new directors in 2021, enhancing the skills, experience and diversity of the Board.

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PHOENIX, AZ, January 26, 2022 - Freeport-McMoRan Inc. (NYSE: FCX) reported fourth-quarter 2021 net income attributable to common stock of $1.1 billion, $0.74 per share, and adjusted net income attributable to common stock of $1.4 billion, $0.96 per share, after excluding net charges totaling $0.3 billion, $0.21 per share, primarily associated with adjustments to reclamation liabilities at PT Freeport Indonesia (PT-FI) and charges for PT-FI historical contested tax matters. For additional information, refer to the supplemental schedule, "Adjusted Net Income," beginning on page VII.

Richard C. Adkerson, Chairman and Chief Executive Officer, said, "I am incredibly proud of our Freeport team’s stellar performance during 2021 to deliver growth in volumes, solid cost and capital management in a challenging environment and to advance our sustainability objectives. We are positioned for a bright future as a leading, responsible, long-term supplier of copper to support the global economy and the transition to clean energy. We have a clear strategy of being foremost in copper, our balance sheet is strong and the prospects for our business have never been brighter. Our team is focused on continuing strong execution and generating strong cash flows to support advancement of organic growth initiatives and increase cash returns to shareholders under our established financial policy. Our success will support value creation for all stakeholders."

SUMMARY FINANCIAL DATA

	Three Months Ended December 31,		Years Ended December 31,
	2021	2020	2021	2020
	(in millions, except per share amounts)
Revenues[a,b]	$6,164	$4,495	$22,845	$14,198
Operating income[a]	$2,305	$1,709	$8,366	$2,437
Net income attributable to common stock[c,d]	$1,106	$708	$4,306	$599
Diluted net income per share of common stock	$0.74	$0.48	$2.90	$0.41

Diluted weighted-average common shares outstanding	1,482	1,469	1,482	1,461
Operating cash flows[e]	$2,280	$1,327	$7,715	$3,017
Capital expenditures	$771	$388	$2,115	$1,961
At December 31:
Cash and cash equivalents	$8,068	$3,657	$8,068	$3,657
Total debt, including current portion	$9,450	$9,711	$9,450	$9,711

a.For segment financial results, refer to the supplemental schedules, "Business Segments," beginning on page X.
b.Includes favorable (unfavorable) adjustments to prior period provisionally priced concentrate and cathode copper sales totaling $187 million ($75 million to net income attributable to common stock or $0.05 per share) in fourth-quarter 2021, $113 million ($41 million to net income attributable to common stock or $0.03 per share) in fourth-quarter 2020, $169 million ($65 million to net income attributable to common stock or $0.04 per share) for the year 2021 and $(102) million ($(42) million to net income attributable to common stock or $(0.03) per share) for the year 2020. For further discussion, refer to the supplemental schedule, "Derivative Instruments," beginning on page IX.
c.Includes net (charges) credits totaling $(315) million ($(0.21) per share) in fourth-quarter 2021, $142 million ($0.10 per share) in fourth-quarter 2020, $(331) million ($(0.22) per share) for the year 2021 and $(191) million ($(0.13) per share) for the year 2020 that are described in the supplemental schedule, "Adjusted Net Income," beginning on page VII.
d.FCX defers recognizing profits on intercompany sales until final sales to third parties occur. For a summary of net impacts from changes in these deferrals, refer to the supplemental schedule, "Deferred Profits," on page X.
e.Working capital and other sources totaled $388 million in fourth-quarter 2021, $346 million in fourth-quarter 2020, $755 million for the year 2021 and $665 million for the year 2020.

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SUMMARY OPERATING DATA

	Three Months Ended December 31,			Years Ended December 31,
	2021		2020	2021		2020
Copper (millions of recoverable pounds)
Production	1,033		864	3,843		3,206
Sales, excluding purchases	1,020		866	3,807		3,202
Average realized price per pound	$4.42		$3.40	$4.33		$2.95
Site production and delivery costs per pound[a]	$1.96	[b]	$1.78	$1.93	[b]	$1.88	[c]
Unit net cash costs per pound[a]	$1.29		$1.28	$1.34		$1.48
Gold (thousands of recoverable ounces)
Production	405		273	1,381		857
Sales	395		293	1,360		855
Average realized price per ounce	$1,808		$1,870	$1,796		$1,832
Molybdenum (millions of recoverable pounds)
Production	22		19	85		76
Sales, excluding purchases	19		21	82		80
Average realized price per pound	$19.42		$9.96	$15.56		$10.20
a.Reflects per pound weighted-average production and delivery costs and unit net cash costs (net of by-product credits) for all copper mines, before net noncash and other costs. For reconciliations of per pound unit costs by operating division to production and delivery costs applicable to sales reported in FCX's consolidated financial statements, refer to the supplemental schedules, "Product Revenues and Production Costs," beginning on page XIII.
b.Includes nonrecurring labor-related charges at Cerro Verde for collective labor agreements reached with its hourly employees totaling $0.02 per pound of copper for fourth-quarter 2021 and the year 2021. Refer to the supplemental schedule, "Adjusted Net Income," beginning on page VII.
c.Excludes charges totaling $0.06 per pound of copper associated with the COVID-19 pandemic and FCX's April 2020 revised operating plans. Refer to the supplemental schedule, "Adjusted Net Income," beginning on page VII.

Responsible Production
The Copper Mark. FCX is committed to validating all of its copper producing sites with The Copper Mark, a comprehensive assurance framework designed to demonstrate the copper industry's responsible production practices. To achieve The Copper Mark, each site is required to complete an external assurance process to assess conformance with 32 environmental, social and governance requirements. In fourth-quarter 2021, FCX achieved the Copper Mark at Bagdad. To date, FCX has a total of seven sites that have been validated (Bagdad, Morenci, Miami, El Paso, Cerro Verde, El Abra and Atlantic Copper), and FCX has commenced The Copper Mark assessment process at four additional sites in North America, specifically Chino, Tyrone, Safford and Sierrita.
International Council of Mining and Metals (ICMM). FCX is a founding and active member of the ICMM, an international organization dedicated to safe, fair and sustainable mining. FCX commits to implementing ICMM's Mining Principles which serve as a best practice framework on sustainable development for the global mining and metals industry. Richard Adkerson, FCX’s Chairman and CEO, serves as the current Chair of ICMM.
Consolidated Sales Volumes
Fourth-quarter 2021 copper sales of 1.02 billion pounds approximated the October 2021 estimate of 1.025 billion pounds of copper. Fourth-quarter 2021 copper sales were higher than fourth-quarter 2020 sales of 866 million pounds of copper, primarily reflecting the ramp-up of underground mining at PT-FI and higher milling rates in North America and South America.
Fourth-quarter 2021 gold sales of 395 thousand ounces were 5 percent above the October 2021 estimate of 375 thousand ounces of gold, primarily reflecting higher throughput rates. Fourth-quarter 2021 gold sales were higher than fourth-quarter 2020 sales of 293 thousand ounces, primarily reflecting the ramp-up of underground mining at PT-FI.
Fourth-quarter 2021 molybdenum sales of 19 million pounds were lower than the October 2021 estimate of 22 million pounds and fourth-quarter 2020 sales of 21 million pounds, primarily reflecting timing of shipments.

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Consolidated sales volumes for the year 2022 are expected to approximate 4.3 billion pounds of copper, 1.6 million ounces of gold and 80 million pounds of molybdenum, including 970 million pounds of copper, 380 thousand ounces of gold and 20 million pounds of molybdenum in first-quarter 2022. Projected sales volumes are dependent on operational performance, weather-related conditions, timing of shipments and other factors detailed in the Cautionary Statement below.
Consolidated Unit Net Cash Costs
Consolidated average unit net cash costs (net of by-product credits) for FCX's copper mines of $1.29 per pound of copper in fourth-quarter 2021, were higher than the October 2021 estimate of $1.26 per pound, primarily reflecting nonrecurring labor-related charges at Cerro Verde for collective labor agreements, and approximated the fourth-quarter 2020 average of $1.28 per pound.
Assuming average prices of $1,800 per ounce of gold and $19.00 per pound of molybdenum for 2022 and achievement of current sales volume and cost estimates, consolidated unit net cash costs (net of by-product credits) for FCX's copper mines are expected to average $1.35 per pound of copper for the year 2022 (including $1.35 per pound of copper in first-quarter 2022). The impact of price changes on 2022 consolidated unit net cash costs would approximate $0.03 per pound of copper for each $100 per ounce change in the average price of gold and $0.02 per pound of copper for each $2 per pound change in the average price of molybdenum. Quarterly unit net cash costs vary with fluctuations in sales volumes and realized prices, primarily for gold and molybdenum.

MINING OPERATIONS
North America Copper Mines. FCX operates seven open-pit copper mines in North America - Morenci, Bagdad, Safford (including Lone Star), Sierrita and Miami in Arizona, and Chino and Tyrone in New Mexico. In addition to copper, certain of these mines produce molybdenum concentrate, gold and silver. All of the North America mining operations are wholly owned, except for Morenci. FCX records its 72 percent undivided joint venture interest in Morenci using the proportionate consolidation method.
Operating and Development Activities. FCX has substantial reserves and future opportunities in the United States (U.S.), primarily associated with existing mining operations. Current operations at the Lone Star copper leach project, which was completed in the second half of 2020, are exceeding the initial design capacity of 200 million pounds annually and produced approximately 235 million pounds of copper in 2021. FCX continues to advance opportunities to increase Lone Star operating rates and is advancing plans to increase volumes to achieve 300 million pounds of copper per year from oxide ores. The oxide project advances the opportunity for development of the large-scale sulfide resources at Lone Star. FCX is increasing exploration in the area to support metallurgical testing and mine development planning for a potential long-term investment in a concentrator.
FCX is also evaluating an expansion of the Bagdad operation in northwest Arizona and is engaging stakeholders. Feasibility studies to double Bagdad's operating rates are expected to commence in 2022.
FCX continues to advance initiatives to recover additional copper from its large existing leach stockpiles. There are several initiatives ongoing across FCX's Americas footprint which incorporate new applications, technologies and data analytics. Initial results are encouraging and support additional work on these emerging opportunities.

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Operating Data. Following is summary consolidated operating data for the North America copper mines:

	Three Months Ended December 31,		Years Ended December 31,
	2021	2020	2021	2020
Copper (millions of recoverable pounds)
Production	370	335	1,460	1,418
Sales, excluding purchases	364	320	1,436	1,422
Average realized price per pound	$4.43	$3.29	$4.30	$2.82

Molybdenum (millions of recoverable pounds)
Production[a]	8	9	34	33

Unit net cash costs per pound of copper[b]
Site production and delivery, excluding adjustments	$2.19	$1.85	$2.13	$1.90	[c]
By-product credits	(0.39)	(0.18)	(0.33)	(0.19)
Treatment charges	0.10	0.09	0.09	0.10
Unit net cash costs	$1.90	$1.76	$1.89	$1.81

a.Refer to summary operating data on page 3 for FCX's consolidated molybdenum sales, which include sales of molybdenum produced at the North America copper mines.
b.For a reconciliation of unit net cash costs per pound to production and delivery costs applicable to sales reported in FCX's consolidated financial statements, refer to the supplemental schedules, "Product Revenues and Production Costs," beginning on page XIII.
c.Excludes charges totaling $0.02 per pound of copper primarily associated with the April 2020 revised operating plans (including employee separation costs) and the COVID-19 pandemic (including health and safety costs).
FCX's consolidated copper sales volumes from North America of 364 million pounds in fourth-quarter 2021 were higher than fourth-quarter 2020 copper sales volumes of 320 million pounds, primarily reflecting the successful ramp-up of production from Lone Star and the restart of mining and milling operations at Chino. North America copper sales are estimated to approximate 1.55 billion pounds for the year 2022.
Average unit net cash costs (net of by-product credits) for the North America copper mines of $1.90 per pound of copper in fourth-quarter 2021 were higher than fourth-quarter 2020 unit net cash costs of $1.76 per pound, primarily reflecting higher mining and milling costs associated with the return to pre-COVID-19 operating rates and higher maintenance and input costs, partly offset by higher sales volumes and by-product credits.
Average unit net cash costs (net of by-product credits) for the North America copper mines are expected to approximate $2.00 per pound of copper for the year 2022, based on achievement of current sales volume and cost estimates and assuming an average molybdenum price of $19.00 per pound. North America's average unit net cash costs for the year 2022 would change by approximately $0.04 per pound for each $2 per pound change in the average price of molybdenum.

South America Mining. FCX operates two copper mines in South America - Cerro Verde in Peru (in which FCX owns a 53.56 percent interest) and El Abra in Chile (in which FCX owns a 51 percent interest). These operations are consolidated in FCX's financial statements. In addition to copper, the Cerro Verde mine produces molybdenum concentrate and silver.
Operating and Development Activities. Milling rates at Cerro Verde's concentrator facilities averaged 376,700 metric tons of ore per day in fourth-quarter 2021 and 380,300 metric tons of ore per day for the year 2021. Subject to ongoing monitoring of COVID-19 protocols, Cerro Verde is targeting milling rates to increase to approximately 400,000 metric tons of ore per day during 2022.
El Abra increased operating rates to pre-COVID-19 pandemic levels during 2021. Increased mining and stacking activities are expected to result in a 30 percent increase in El Abra copper production for the year 2022, compared with the year 2021.
FCX continues to evaluate a large-scale expansion at El Abra to process additional sulfide material and to achieve higher copper recoveries. El Abra's large sulfide resource could potentially support a major mill project similar to the facilities constructed at Cerro Verde in 2015. Technical and economic studies continue to be evaluated

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to determine the optimal scope and timing for the sulfide project, and FCX is engaging stakeholders and preparing data required for submission of a robust permit application. FCX is continuing to monitor potential changes in regulatory and fiscal matters in Chile and will defer major investment decisions pending clarity on these matters.
Operating Data. Following is summary consolidated operating data for South America mining:

	Three Months Ended December 31,			Years Ended December 31,
	2021		2020	2021		2020
Copper (millions of recoverable pounds)
Production	283		263	1,047		979
Sales	286		260	1,055		976
Average realized price per pound	$4.41		$3.48	$4.34		$3.05

Molybdenum (millions of recoverable pounds)
Production[a]	7		5	21		19

Unit net cash costs per pound of copper[b]
Site production and delivery, excluding adjustments	$2.30	[c]	$1.93	$2.23	[c]	$1.86	[d]
By-product credits	(0.36)		(0.22)	(0.32)		(0.17)
Treatment charges	0.13		0.16	0.13		0.15
Royalty on metals	0.01		0.01	0.01		0.01
Unit net cash costs	$2.08		$1.88	$2.05		$1.85

a.Refer to summary operating data on page 3 for FCX's consolidated molybdenum sales, which include sales of molybdenum produced at Cerro Verde.
b.For a reconciliation of unit net cash costs per pound to production and delivery costs applicable to sales reported in FCX's consolidated financial statements, refer to the supplemental schedules, "Product Revenues and Production Costs," beginning on page XIII.
c.Includes $0.06 per pound of copper in fourth-quarter 2021 and $0.09 per pound of copper for the year 2021 associated with nonrecurring labor-related charges at Cerro Verde. Refer to the supplemental schedule, "Adjusted Net Income," beginning on page VII.
d.Excludes charges totaling $0.09 per pound of copper, primarily associated with idle facility (Cerro Verde) and contract cancellation costs related to the COVID-19 pandemic, and employee separation costs associated with the April 2020 revised operating plans.
FCX's consolidated copper sales volumes from South America of 286 million pounds in fourth-quarter 2021 were higher than fourth-quarter 2020 copper sales volumes of 260 million pounds, primarily reflecting higher recovery rates at Cerro Verde. Copper sales from South America mining are expected to approximate 1.2 billion pounds for the year 2022.
Average unit net cash costs (net of by-product credits) for South America mining of $2.08 per pound of copper in fourth-quarter 2021 were higher than fourth-quarter 2020 unit net cash costs of $1.88 per pound, primarily reflecting nonrecurring labor-related charges at Cerro Verde for collective labor agreements (which cover 99 percent of its hourly employees as of December 31, 2021), increased profit-sharing costs and higher maintenance and input costs, partly offset by higher sales volumes and by-product credits.
Average unit net cash costs (net of by-product credits) for South America mining are expected to approximate $2.06 per pound of copper for the year 2022, based on current sales volume and cost estimates and assuming an average price of $19.00 per pound of molybdenum.

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Indonesia Mining. PT-FI operates one of the world’s largest copper and gold mines at the Grasberg minerals district in Papua, Indonesia. PT-FI produces copper concentrate that contains significant quantities of gold and silver. FCX has a 48.76 percent ownership interest in PT-FI and manages its mining operations. Under the terms of the shareholders agreement, FCX’s economic interest in PT-FI approximates 81 percent through 2022. PT-FI's results are consolidated in FCX's financial statements.
Operating and Development Activities. The ramp-up of underground production at PT-FI continues to advance on schedule. Fourth-quarter 2021 highlights include:
•Achieved quarterly copper and gold volumes approximating 100 percent of the projected ultimate annualized levels discussed below.
•21 new drawbells were constructed at the Grasberg Block Cave and Deep Mill Level Zone (DMLZ) underground mines, bringing cumulative open drawbells to 510.
•Combined average production from the Grasberg Block Cave and DMLZ underground mines approximated 160,800 metric tons of ore per day and PT-FI's total milling rates averaged 181,000 metric tons of ore per day.
PT-FI expects milling rates to average approximately 180,000 metric tons of ore per day in 2022. The installation of additional milling facilities at PT-FI are in progress and are currently expected to be completed in 2023, which will increase milling capacity to approximately 240,000 metric tons of ore per day.
PT-FI expects average annual production of approximately 1.6 billion pounds of copper and 1.6 million ounces of gold for the next five years at an attractive unit net cash cost, providing significant margins and cash flows.
PT-FI's estimated capital spending on the Grasberg Block Cave and DMLZ underground projects for the year 2022 is expected to approximate $1.0 billion, net of scheduled contributions from PT Indonesia Asahan Aluminium (Persero) (PT Inalum, also known as MIND ID). PT-FI is also advancing construction of a dual-fuel power plant and upgrades to the mill circuit to improve recoveries. In accordance with applicable accounting guidance, the aggregate costs (before scheduled contributions from PT Inalum), expected to approximate $1.2 billion for the year 2022, will be reflected as an investing activity in FCX's cash flow statement and contributions from PT Inalum will be reflected as a financing activity.
Kucing Liar. In October 2021, PT-FI commenced long-term mine development activities for its Kucing Liar deposit, which is expected to produce over 6 billion pounds of copper and 5 million ounces of gold over the life of the project. Similar to PT-FI's experience with large-scale, block-cave mines, pre-production development activities will occur over an approximate 10-year timeframe. At full operating rates, annual production from Kucing Liar is expected to approximate 600 million pounds of copper and 500 thousand ounces of gold, providing PT-FI with sustained long-term, large-scale and low-cost production. Capital investments for Kucing Liar over the next 10 years are expected to average approximately $400 million per annum. Kucing Liar will benefit from substantial shared infrastructure and PT-FI's experience and long-term success in block-cave mining.
Indonesia Smelter. In connection with PT-FI’s 2018 agreement with the Indonesia government to secure the extension of its long-term mining rights, PT-FI committed to construct new domestic smelting capacity totaling 2 million metric tons of concentrate per year by December 2023. During 2020, PT-FI notified the Indonesia government of schedule delays resulting from the COVID-19 pandemic and continues to review with the government a revised schedule for satisfying its commitment.
PT-FI is actively engaged in the following projects for domestic smelting activities:
•Construction of a new greenfield smelter in Gresik, Indonesia with a capacity to process approximately 1.7 million metric tons of copper concentrate per year. In July 2021, PT-FI awarded a construction contract with an estimated cost of $2.8 billion. During 2021, PT-FI progressed site preparation activities and expects engineering procurement and construction activities to advance during 2022 and 2023. The smelter construction is expected to be completed as soon as feasible in 2024, which is subject to potential pandemic-related disruptions and other factors.
•Expansion of PT Smelting's (PT-FI's 39.5-percent owned copper smelter and refinery in Gresik, Indonesia) capacity by 30 percent to 1.3 million metric tons of concentrate per year, which is expected to be completed by the end of 2023. PT-FI completed agreements in November 2021 with the majority owner of PT Smelting to implement the expansion plans. PT-FI will fund the cost of the expansion, estimated to approximate $250

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million, and convert the loan to equity, increasing ownership in PT Smelting to a majority ownership interest once the expansion is complete.
•Construction of a precious metals refinery (PMR) to process gold and silver from the new greenfield smelter and PT Smelting at an estimated cost of $250 million.
In July 2021, PT-FI entered into a $1.0 billion, five-year, unsecured bank credit facility to advance these projects. As of December 31, 2021, $443 million ($432 million net of debt issuance costs) was drawn under this facility. Additional debt financing is being evaluated to fund the projects, with the cost of debt shared 49 percent by FCX and 51 percent by PT Inalum.
Capital expenditures for the new greenfield smelter and PMR (collectively, the Indonesia smelter projects) totaled $0.2 billion for the year 2021, and are expected to approximate $1.4 billion for the year 2022. Construction of the new smelter capacity will result in the elimination of export duties, providing an offset to the economic cost associated with the Indonesia smelter projects.
Operating Data. Following is summary consolidated operating data for Indonesia mining:

	Three Months Ended December 31,		Years Ended December 31,
	2021	2020	2021	2020
Copper (millions of recoverable pounds)
Production	380	266	1,336	809
Sales	370	286	1,316	804
Average realized price per pound	$4.41	$3.47	$4.34	$3.08

Gold (thousands of recoverable ounces)
Production	402	271	1,370	848
Sales	392	293	1,349	842
Average realized price per ounce	$1,808	$1,870	$1,796	$1,832

Unit net cash costs per pound of copper[a]
Site production and delivery, excluding adjustments	$1.47	$1.57	$1.49	$1.88	[b]
Gold and silver credits	(2.06)	(2.05)	(1.95)	(2.03)
Treatment charges	0.24	0.27	0.24	0.27
Export duties	0.20	0.17	0.17	0.12
Royalty on metals	0.23	0.22	0.24	0.19
Unit net cash costs	$0.08	$0.18	$0.19	$0.43

a.For a reconciliation of unit net cash costs per pound to production and delivery costs applicable to sales reported in FCX's consolidated financial statements, refer to the supplemental schedules, "Product Revenues and Production Costs," beginning on page XIII.
b.Excludes COVID-19 related costs (including one-time incremental employee benefits and health and safety costs) totaling $0.02 per pound of copper.
PT-FI's consolidated sales of 370 million pounds of copper and 392 thousand ounces of gold in fourth-quarter 2021 were higher than fourth-quarter 2020 consolidated sales of 286 million pounds of copper and 293 thousand ounces of gold, primarily reflecting the ramp-up of underground mining at PT-FI. Consolidated sales volumes from PT-FI are expected to approximate 1.6 billion pounds of copper and 1.6 million ounces of gold for the year 2022.
Because of the fixed nature of a large portion of PT-FI's costs, unit net cash costs depend on copper and gold volumes and gold prices. PT-FI's unit net cash costs (net of gold and silver credits) of $0.08 per pound of copper in fourth-quarter 2021 were lower than $0.18 per pound in fourth-quarter 2020, primarily reflecting higher copper and gold sales volumes.
Average unit net cash costs (net of gold and silver credits) for PT-FI are expected to approximate $0.18 per pound of copper for the year 2022, based on achievement of current sales volumes and cost estimates and assuming an average gold price of $1,800 per ounce. PT-FI's average unit net cash costs for the year 2022 would change by approximately $0.09 per pound of copper for each $100 per ounce change in the average price of gold.

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Molybdenum Mines. FCX operates two wholly owned molybdenum mines in Colorado - the Henderson underground mine and the Climax open-pit mine. The Henderson and Climax mines produce high-purity molybdenum concentrate, which is typically further processed into value-added molybdenum chemical products. The majority of the molybdenum concentrate produced at the Henderson and Climax mines and at FCX's North America and South America copper mines is processed at FCX's conversion facilities.
Operating and Development Activities. Production from the molybdenum mines totaled 7 million pounds of molybdenum in fourth-quarter 2021 and 5 million pounds of molybdenum in fourth-quarter 2020. FCX plans to increase mining rates at the Climax mine in 2022 to provide options to increase volumes in response to market demand for molybdenum. FCX's consolidated molybdenum sales and average realized prices, which include sales of molybdenum produced at the Molybdenum mines and at FCX's North America and South America copper mines are presented on page 3.
Average unit net cash costs for the Molybdenum mines of $9.90 per pound of molybdenum in fourth-quarter 2021 were higher than average unit net cash costs of $9.23 per pound in fourth-quarter 2020, primarily reflecting increased costs associated with higher mining rates and higher maintenance and equipment costs. Based on current sales volume and cost estimates, average unit net cash costs for the Molybdenum mines are expected to approximate $12.50 per pound of molybdenum for the year 2022.
For a reconciliation of unit net cash costs per pound to production and delivery costs applicable to sales reported in FCX's consolidated financial statements, refer to the supplemental schedules, "Product Revenues and Production Costs," beginning on page XIII.

EXPLORATION
FCX's mining exploration activities are primarily associated with its existing mines, focusing on opportunities to expand reserves and resources to support development of additional future production capacity. Exploration results continue to indicate opportunities for significant future potential reserve additions at our existing properties in North America and South America. Exploration expenditures for the year 2022 are expected to approximate $110 million, compared with $50 million in 2021. FCX intends to increase its exploration expenditures during 2022 primarily to advance Lone Star and other opportunities at FCX's North America copper mines. FCX has long-lived reserves and a significant resource position in its existing portfolio.

PRELIMINARY ESTIMATED RECOVERABLE PROVEN AND PROBABLE MINERAL RESERVES AND MINERAL RESOURCES
FCX has significant mineral reserves, mineral resources and future development opportunities within its portfolio of mining assets. FCX's preliminary estimated consolidated recoverable proven and probable mineral reserves from its mines at December 31, 2021, include 107.2 billion pounds of copper, 27.1 million ounces of gold and 3.39 billion pounds of molybdenum, which were determined using metal price assumptions of $2.50 per pound for copper, $1,200 per ounce for gold and $10.00 per pound for molybdenum. The preliminary estimated recoverable proven and probable mineral reserves presented in the table below represent the estimated metal quantities from which FCX expects to be paid after application of estimated metallurgical recovery rates and smelter recovery rates, where applicable. Recoverable mineral reserve volumes are those which FCX estimates can be economically extracted or produced at the time of the mineral reserve determination.

	Preliminary Estimated Recoverable Proven and Probable Mineral Reserves
	at December 31, 2021
	Copper		Gold	Molybdenum
	(billion pounds)		(million ounces)	(billion pounds)
North America	43.0		0.5	2.69
South America	31.9		—	0.69
Indonesia	32.2		26.6	—
Consolidated basis[a]	107.2	[b]	27.1	3.39	[b]

Net equity interest[c]	76.2		14.2	3.06

9

a.Consolidated mineral reserves represent estimated metal quantities after reduction for FCX's joint venture partners' interest at the Morenci mine in North America. Excluded from the table above are FCX's estimated recoverable proven and probable silver reserves of 345.7 million ounces, which were determined using $15 per ounce.
b.Does not foot because of rounding.
c.Net equity interest mineral reserves represent estimated consolidated metal quantities further reduced for noncontrolling interest ownership. FCX's net equity interest for estimated metal quantities in Indonesia reflects 81.27 percent through 2022 and 48.76 percent from 2023 through 2041. Excluded from the table above are FCX's estimated net recoverable proven and probable silver reserves of 230.5 million ounces.
Following is a summary of changes in FCX's preliminary estimated consolidated recoverable proven and probable mineral reserves during 2021:

	Copper	Gold	Molybdenum
	(billion pounds)	(million ounces)	(billion pounds)
Reserves at December 31, 2020	113.2	28.9	3.71
Net revisions	(2.2)	(0.4)	(0.24)
Production	(3.8)	(1.4)	(0.08)
Reserves at December 31, 2021	107.2	27.1	3.39
In addition to the preliminary estimated consolidated recoverable proven and probable mineral reserves, FCX's preliminary estimated mineral resources (including measured, indicated and inferred resources) at December 31, 2021, which were assessed using $3.00 per pound for copper, totaled 191 billion pounds of incremental contained copper. FCX continues to pursue opportunities to convert this material into mineral reserves, future production volumes and cash flow. See Cautionary Statement below.
CASH FLOWS, CASH AND DEBT
Operating Cash Flows. FCX generated operating cash flows of $2.3 billion (including $0.4 billion from working capital and other sources) in fourth-quarter 2021 and $7.7 billion (including $0.8 billion from working capital and other sources) for the year 2021.
Based on current sales volume and cost estimates, and assuming average prices of $4.50 per pound of copper, $1,800 per ounce of gold and $19.00 per pound of molybdenum, FCX's consolidated operating cash flows are estimated to approximate $8.0 billion (net of $1.3 billion of working capital and other uses) for the year 2022. The impact of price changes during 2022 on operating cash flows would approximate $365 million for each $0.10 per pound change in the average price of copper, $100 million for each $100 per ounce change in the average price of gold and $110 million for each $2 per pound change in the average price of molybdenum.
Capital Expenditures. Capital expenditures totaled $0.8 billion in fourth-quarter 2021 (including $0.3 billion for major mining projects and $0.1 billion for the Indonesia smelter projects) and $2.1 billion for the year 2021 (including $1.25 billion for major mining projects and $0.2 billion for the Indonesia smelter projects).
Capital expenditures for the year 2022 are expected to approximate $4.7 billion ($3.3 billion excluding the Indonesia smelter projects), including $2.0 billion for major mining projects ($1.4 billion for underground development activities associated with the Grasberg Block Cave and DMLZ and $0.6 billion for discretionary growth projects). Capital expenditures for the Indonesia smelter projects are currently being funded through PT-FI's $1.0 billion unsecured bank credit facility.
Cash. Following is a summary of the U.S. and international components of consolidated cash and cash equivalents available to the parent company, net of noncontrolling interests' share, taxes and other costs at December 31, 2021 (in billions):

Cash at domestic companies	$5.2
Cash at international operations	2.9
Total consolidated cash and cash equivalents	8.1
Noncontrolling interests' share	(0.9)
Cash, net of noncontrolling interests' share	$7.2
Withholding taxes	(0.2)
Net cash available	$7.0

10

Debt. Following is a summary of total debt and the weighted-average interest rates at December 31, 2021 (in millions, except percentages):

		Weighted- Average Interest Rate
Senior Notes	$8,623	4.9%
Cerro Verde Term Loan[a]	325	2.0%
PT-FI Term Loan[b]	432	2.2%
Other	70	0.4%
Total debt	$9,450	4.6%

a.Matures in June 2022.
b.As of December 31, 2021, $557 million was available under PT-FI's $1.0 billion, five year, unsecured bank credit facility.
At December 31, 2021, FCX had no borrowings, $8 million in letters of credit issued and $3.5 billion available under its revolving credit facility.
On December 1, 2021, FCX redeemed $524 million in principal amount outstanding of its 3.55% Senior Notes due 2022, at a redemption price equal to 100 percent of the principal amount, plus accrued and unpaid interest. FCX's next senior note maturity is March 2023, with redemption rights at par in December 2022.

FINANCIAL POLICY
In February 2021, the Board adopted a financial policy for the allocation of cash flows aligned with FCX’s strategic objectives of maintaining a strong balance sheet and increasing cash returns to shareholders while advancing opportunities for future growth.
Following achievement of FCX’s net debt target in the range of $3.0 billion to $4.0 billion (excluding debt for additional smelting capacity in Indonesia), FCX announced in November 2021 the implementation of a performance-based shareholder returns policy, including the commencement of a $3.0 billion share repurchase program and expected base and variable dividends on common stock totaling $0.60 per share for 2022. The policy is being implemented to direct up to 50 percent of cash flows, after planned capital spending (excluding Indonesia smelter project investments) and distributions to noncontrolling interests, to shareholder returns with the balance available for investments in future value enhancing growth projects and further debt reductions. The Board will review the structure and the amount of performance-based payout framework at least annually.
On December 22, 2021, FCX declared dividends totaling $0.15 per share on its common stock (which included a $0.075 per share quarterly base cash dividend and a $0.075 per share quarterly variable cash dividend), which will be paid on February 1, 2022, to shareholders of record as of January 14, 2022. The declaration and payment of dividends (base or variable) is at the discretion of the Board and will depend on FCX's financial results, cash requirements, business prospects, global economic conditions and other factors deemed relevant by the Board.
Through January 25, 2022, FCX acquired 15.4 million shares of FCX's common stock for a total cost of $599.9 million ($39.03 per share) under its $3.0 billion share repurchase program, including 12.7 million shares for a total cost of $488.2 million ($38.32 per share) in fourth-quarter 2021. The timing and amount of share repurchases is at the discretion of management and will depend on a variety of factors. The share repurchase program may be modified, increased, suspended or terminated at any time at the Board’s discretion.

WEBCAST INFORMATION
A conference call with securities analysts to discuss FCX's fourth-quarter and year-ended 2021 results is scheduled for today at 10:00 a.m. Eastern Time. The conference call will be broadcast on the Internet along with slides. Interested parties may listen to the conference call live and view the slides by accessing “fcx.com.” A replay of the webcast will be available through Friday, February 25, 2022.
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11

FREEPORT: Foremost in Copper
FCX is a leading international mining company with headquarters in Phoenix, Arizona. FCX operates large, long-lived, geographically diverse assets with significant proven and probable reserves of copper, gold and molybdenum. FCX is one of the world’s largest publicly traded copper producers.
FCX’s portfolio of assets includes the Grasberg minerals district in Indonesia, one of the world’s largest copper and gold deposits; and significant mining operations in North America and South America, including the large-scale Morenci minerals district in Arizona and the Cerro Verde operation in Peru.
By supplying responsibly produced copper, FCX is proud to be a positive contributor to the world well beyond its operational boundaries. Additional information about FCX is available on FCX's website at fcx.com.
Cautionary Statement and Regulation G Disclosure: This press release contains forward-looking statements in which FCX discusses its potential future performance. Forward-looking statements are all statements other than statements of historical facts, such as plans, projections, or expectations relating to business outlook, strategy, goals or targets; ore grades and milling rates; production and sales volumes; unit net cash costs; capital expenditures; operating costs; operating plans; cash flows; liquidity; PT-FI’s development, financing, construction and completion of new domestic smelting capacity in Indonesia in accordance with the terms of its special mining license (IUPK); FCX’s commitments to deliver responsibly produced copper, including plans to implement and validate all of its operating sites under The Copper Mark and to comply with other disclosure frameworks; execution of FCX's energy and climate strategies and the underlying assumptions and estimated impacts on FCX’s business related thereto; achievement of climate commitments by 2030 and 2050 net zero aspirations; improvements in operating procedures and technology innovations; exploration efforts and results; development and production activities, rates and costs; future organic growth opportunities; tax rates; export quotas and duties; the impact of copper, gold and molybdenum price changes; the impact of deferred intercompany profits on earnings; mineral reserve and mineral resource estimates; final resolution of settlements associated with ongoing legal proceedings; and the ongoing implementation of FCX’s financial policy and future returns to shareholders, including dividend payments (base or variable) and share repurchases. The words “anticipates,” “may,” “can,” “plans,” “believes,” “estimates,” “expects,” “projects,” “targets,” “intends,” “likely,” “will,” “should,” “could,” “to be,” “potential,” “assumptions,” “guidance,” “aspirations,” “future” and any similar expressions are intended to identify those assertions as forward-looking statements. The timing and amount of any share repurchases is at the discretion of management and will depend on a variety of factors including, but not limited to, FCX’s operating performance, cash flow and financial position, the market price of the shares and general economic and market conditions. The share repurchase program may be modified, increased, suspended or terminated at any time at the Board’s discretion. The declaration and payment of dividends (base or variable) is also at the discretion of the Board and will depend on FCX’s financial results, cash requirements, business prospects, global economic conditions and other factors deemed relevant by the Board.
FCX cautions readers that forward-looking statements are not guarantees of future performance and actual results may differ materially from those anticipated, expected, projected or assumed in the forward-looking statements. Important factors that can cause FCX's actual results to differ materially from those anticipated in the forward-looking statements include, but are not limited to, changes in FCX’s cash requirements, financial position, financing or investment plans; political and social risks; changes in general market, economic, tax, regulatory or industry conditions; the ongoing COVID-19 pandemic and any future public health crisis; supply of and demand for, and prices of, copper, gold and molybdenum; mine sequencing; changes in mine plans or operational modifications, delays, deferrals or cancellations; production rates; timing of shipments; results of technical, economic or feasibility studies; potential inventory adjustments; potential impairment of long-lived mining assets; the potential effects of violence in Indonesia generally and in the province of Papua; the Indonesia government’s extension of PT-FI’s export license after March 15, 2022; operational risks inherent in mining, with higher inherent risks in underground mining; satisfaction of requirements in accordance with PT-FI’s IUPK to extend mining rights from 2031 through 2041; the Indonesia government’s approval of a deferred schedule for completion of new domestic smelting capacity in Indonesia; labor relations, including labor-related work stoppages and costs; weather- and climate-related risks; environmental risks and litigation results; cybersecurity incidents; FCX’s ability to comply with its responsible production commitments under specific frameworks and any changes to such frameworks and other factors described in more detail under the heading “Risk Factors” in FCX’s Annual Report on Form 10-K for the year ended December 31, 2020, filed with the U.S. Securities and Exchange Commission (SEC).
Investors are cautioned that many of the assumptions upon which FCX’s forward-looking statements are based are likely to change after the date the forward-looking statements are made, including for example commodity prices, which FCX cannot control, and production volumes and costs or technological solutions and innovation, some aspects of which FCX may not be able to control. Further, FCX may make changes to its business plans that could affect its results. FCX cautions investors that it undertakes no obligation to update any forward-looking statements, which speak only as of the date made, notwithstanding any changes in its assumptions, changes in business plans, actual experience or other changes.
This press release also includes forward-looking statements regarding mineral resources not included in proven and probable mineral reserves. A mineral resource, which includes measured, indicated and inferred mineral resources, is a concentration or occurrence of material of economic interest in or on the Earth’s crust in such form, grade or quality, and quantity that there are reasonable prospects for economic extraction. Such a deposit cannot qualify as recoverable proven and probable mineral reserves until legal and economic feasibility are confirmed based upon a comprehensive evaluation of development and operating costs, grades, recoveries and other material factors. Accordingly, no assurance can be given that the estimated mineral resources will become proven and probable mineral reserves.
This press release also contains financial measures such as net debt, adjusted net income and unit net cash costs per pound of copper and molybdenum, which are not recognized under U.S. generally accepted accounting principles. As required by SEC Regulation G, reconciliations of these measures to amounts reported in FCX’s consolidated financial statements are in the supplemental schedules of this press release.

12

Freeport-McMoRan Inc.
SELECTED OPERATING DATA

	Three Months Ended December 31,
	2021	2020	2021		2020
MINING OPERATIONS:	Production		Sales
COPPER (millions of recoverable pounds)
(FCX's net interest in %)
North America
Morenci (72%)[a]	161	162	158		158
Safford (100%)	63	48	64		43
Bagdad (100%)	50	53	48		50
Sierrita (100%)	45	40	44		40
Miami (100%)	3	4	3		3
Chino (100%)	33	16	32		15
Tyrone (100%)	15	12	15		11
Other (100%)	—	—	—		—
Total North America	370	335	364		320

South America
Cerro Verde (53.56%)	238	221	240		226
El Abra (51%)	45	42	46		34
Total South America	283	263	286		260

Indonesia
Grasberg (48.76%)[b]	380	266	370		286
Total	1,033	864	1,020	[c]	866	[c]
Less noncontrolling interests	204	173	203		175
Net	829	691	817		691

Average realized price per pound			$4.42		$3.40

GOLD (thousands of recoverable ounces)
(FCX's net interest in %)
North America (100%)	3	2	3		—
Indonesia (48.76%)[b]	402	271	392		293
Consolidated	405	273	395		293
Less noncontrolling interests	76	51	73		55
Net	329	222	322		238

Average realized price per ounce			$1,808		$1,870

MOLYBDENUM (millions of recoverable pounds)
(FCX's net interest in %)
Henderson (100%)	3	2	N/A		N/A
Climax (100%)	4	3	N/A		N/A
North America copper mines (100%)[a]	8	9	N/A		N/A
Cerro Verde (53.56%)	7	5	N/A		N/A
Consolidated	22	19	19		21
Less noncontrolling interests	3	3	2		2
Net	19	16	17		19

Average realized price per pound			$19.42		$9.96

a. Amounts are net of Morenci's joint venture partners' undivided interests.

b. FCX’s economic interest in PT Freeport Indonesia (PT-FI) approximates 81 percent through 2022 and 48.76 percent thereafter.

c. Consolidated sales volumes exclude purchased copper of 24 million pounds in fourth-quarter 2021 and 75 million pounds in fourth-quarter 2020.

I

Freeport-McMoRan Inc.
SELECTED OPERATING DATA

	Years Ended December 31,
	2021	2020	2021		2020
MINING OPERATIONS:	Production		Sales
COPPER (millions of recoverable pounds)
(FCX's net interest in %)
North America
Morenci (72%)[a]	631	707	632		711
Safford (100%)	265	161	252		150
Bagdad (100%)	184	216	185		213
Sierrita (100%)	189	178	187		177
Miami (100%)	12	17	13		16
Chino (100%)	124	92	114		108
Tyrone (100%)	55	45	53		45
Other (100%)	—	2	—		2
Total North America	1,460	1,418	1,436		1,422

South America
Cerro Verde (53.56%)	887	820	888		825
El Abra (51%)	160	159	167		151
Total South America	1,047	979	1,055		976

Indonesia
Grasberg (48.76%)[b]	1,336	809	1,316		804
Total	3,843	3,206	3,807	[c]	3,202	[c]
Less noncontrolling interests	741	610	741		608
Net	3,102	2,596	3,066		2,594

Average realized price per pound			$4.33		$2.95

GOLD (thousands of recoverable ounces)
(FCX's net interest in %)
North America (100%)	11	9	11		13
Indonesia (48.76%)[b]	1,370	848	1,349		842
Consolidated	1,381	857	1,360		855
Less noncontrolling interests	257	159	252		158
Net	1,124	698	1,108		697

Average realized price per ounce			$1,796		$1,832

MOLYBDENUM (millions of recoverable pounds)
(FCX's net interest in %)
Henderson (100%)	12	10	N/A		N/A
Climax (100%)	18	14	N/A		N/A
North America copper mines (100%)[a]	34	33	N/A		N/A
Cerro Verde (53.56%)	21	19	N/A		N/A
Consolidated	85	76	82		80
Less noncontrolling interests	10	9	9		10
Net	75	67	73		70

Average realized price per pound			$15.56		$10.20

a. Amounts are net of Morenci's joint venture partners' undivided interests.

b. FCX’s economic interest in PT-FI approximates 81 percent through 2022 and 48.76 percent thereafter.

c. Consolidated sales volumes exclude purchased copper of 173 million pounds for the year 2021 and 290 million pounds for the year 2020.

II

Freeport-McMoRan Inc.
SELECTED OPERATING DATA (continued)

	Three Months Ended December 31,		Years Ended December 31,
	2021	2020	2021	2020
100% North America Copper Mines
Leach Operations
Leach ore placed in stockpiles (metric tons per day)	692,400	732,700	665,900	714,300
Average copper ore grade (percent)	0.27	0.26	0.29	0.27
Copper production (millions of recoverable pounds)	259	261	1,056	1,047

Mill Operations
Ore milled (metric tons per day)	271,000	244,700	269,500	279,700
Average ore grades (percent):
Copper	0.39	0.37	0.38	0.35
Molybdenum	0.03	0.03	0.03	0.02
Copper recovery rate (percent)	82.0	79.8	81.2	84.1
Production (millions of recoverable pounds):
Copper	173	138	649	647
Molybdenum	9	8	36	34

100% South America Mining
Leach Operations
Leach ore placed in stockpiles (metric tons per day)	140,000	144,400	163,900	160,300
Average copper ore grade (percent)	0.31	0.35	0.32	0.35
Copper production (millions of recoverable pounds)	69	61	257	241

Mill Operations
Ore milled (metric tons per day)	376,700	373,200	380,300	331,600	[a]
Average ore grades (percent):
Copper	0.33	0.32	0.31	0.34
Molybdenum	0.01	0.01	0.01	0.01
Copper recovery rate (percent)	89.9	86.6	87.3	84.3
Production (millions of recoverable pounds):
Copper	215	202	791	738
Molybdenum	7	5	21	19

100% Indonesia Mining
Ore extracted and milled (metric tons per day):
Grasberg Block Cave underground mine	89,200	46,100	70,600	30,800
Deep Mill Level Zone underground mine	71,600	38,800	58,000	28,600
Deep Ore Zone underground mine	3,000	20,900	8,700	20,900
Big Gossan underground mine	7,500	8,000	7,500	7,000
Other	9,700	(4,500)	6,800	400
Total	181,000	109,300	151,600	87,700
Average ore grades:
Copper (percent)	1.24	1.38	1.30	1.32
Gold (grams per metric ton)	1.03	1.12	1.04	1.10
Recovery rates (percent):
Copper	89.2	91.6	89.8	91.9
Gold	75.2	77.7	77.0	78.1
Production (recoverable):
Copper (millions of pounds)	380	266	1,336	809
Gold (thousands of ounces)	402	271	1,370	848

100% Molybdenum Mines
Ore milled (metric tons per day)	21,200	16,100	21,800	20,700
Average molybdenum ore grade (percent)	0.20	0.19	0.19	0.17
Molybdenum production (millions of recoverable pounds)	7	5	30	24

a. Cerro Verde mill operations were impacted by COVID-19 restrictions.

III

Freeport-McMoRan Inc.
CONSOLIDATED STATEMENTS OF INCOME (Unaudited)

	Three Months Ended				Years Ended
	December 31,				December 31,
	2021		2020		2021		2020
	(In Millions, Except Per Share Amounts)
Revenues[a]	$6,164		$4,495		$22,845		$14,198	[b]
Cost of sales:
Production and delivery	3,154	[c,d,e]	2,627	[b]	12,016	[c,d,e]	10,031	[b,f]
Depreciation, depletion and amortization	568		435		1,998		1,528	[f]
Metals inventory adjustments	1		4		16		96
Total cost of sales	3,723		3,066		14,030		11,655
Selling, general and administrative expenses	94	[e]	97		383	[e]	370	[f]
Mining exploration and research expenses	19		8		55		50	[f]
Environmental obligations and shutdown costs	40		101	[g]	91		159	[g]
Net gain on sales of assets	(17)		(486)	[h]	(80)		(473)	[h]
Total costs and expenses	3,859		2,786		14,479		11,761
Operating income	2,305		1,709		8,366		2,437
Interest expense, net[c,i]	(171)	[e]	(236)	[b]	(602)	[e]	(598)	[b]
Net loss on early extinguishment of debt	—		(1)		—		(101)
Other (expenses) income, net[c]	(161)	[e]	(3)	[b]	(105)	[e]	59	[b]
Income before income taxes and equity in affiliated companies' net earnings	1,973		1,469		7,659		1,797
Provision for income taxes[j]	(625)		(611)		(2,299)		(944)
Equity in affiliated companies' net earnings	10		—		5		12
Net income	1,358		858		5,365		865
Net income attributable to noncontrolling interests	(252)		(150)		(1,059)		(266)
Net income attributable to common stockholders[k]	$1,106		$708		$4,306		$599

Diluted net income per share attributable to common stock	$0.74		$0.48		$2.90		$0.41

Diluted weighted-average common shares outstanding	1,482		1,469		1,482		1,461

Dividends declared per share of common stock	$0.15		$—		$0.375		$—

a.Includes adjustments to provisionally priced concentrate and cathode sales. For a summary of adjustments to provisionally priced copper sales, refer to the supplemental schedule, "Derivative Instruments," beginning on page IX.
b.Includes net charges primarily associated with international tax matters and other net charges totaling $90 million in fourth-quarter 2020 and $62 million for the year 2020, which are summarized in the supplemental schedule, "Adjusted Net Income," beginning on page VII.
c.Includes a PT-FI asset retirement obligation (ARO) adjustment and other net charges totaling $571 million in fourth-quarter 2021, $58 million in fourth-quarter 2020, $624 million for the year 2021 and $65 million for the year 2020, which are summarized in the supplemental schedule, "Adjusted Net Income," beginning on page VII.
d.Includes nonrecurring labor-related charges at Cerro Verde for collective labor agreements totaling $18 million in fourth-quarter 2021 and $92 million for the year 2021, which are summarized in the supplemental schedule, "Adjusted Net Income," beginning on page VII.
e.Includes other net credits primarily associated with refunds of Arizona transaction privilege taxes related to purchased electricity and adjustments to prior year profit sharing at Cerro Verde totaling $80 million in fourth-quarter 2021 and $68 million for the year 2021, which are summarized in the supplemental schedule, "Adjusted Net Income," beginning on page VII.
f.Includes COVID-19 related charges totaling $129 million and charges associated with the April 2020 revised operating plans (including employee separation costs) totaling $129 million, which are summarized in the supplemental schedule, "Adjusted Net Income," beginning on page VII.
g.The fourth-quarter and year 2020 include a charge associated with talc litigation ($130 million), partly offset by net favorable environmental reserve adjustments ($39 million in fourth-quarter 2020 and $19 million for the year 2020), which are summarized in the supplemental schedule, "Adjusted Net Income," beginning on page VII.
h.The fourth-quarter and year 2020 primarily include $486 million associated with the sale of the Kisanfu exploration project.
i.Consolidated interest costs (before capitalization) totaled $192 million in fourth-quarter 2021, $255 million in fourth-quarter 2020, $674 million for the year 2021 and $745 million for the year 2020. Includes adjustments to interest costs associated with international tax matters, which are summarized in the supplemental schedule, "Adjusted Net Income," beginning on page VII (refer to footnotes b and d for the 2021 periods and footnotes c and e for the 2020 periods).
j.For a summary of FCX's income taxes, refer to the supplemental schedule, "Income Taxes," beginning on page VIII.
k.FCX defers recognizing profits on intercompany sales until final sales to third parties occur. For a summary of net impacts from changes in these deferrals, refer to the supplemental schedule, "Deferred Profits," on page X.
IV

Freeport-McMoRan Inc.
CONSOLIDATED BALANCE SHEETS (Unaudited)

	December 31,
	2021	2020
	(In Millions)
ASSETS
Current assets:
Cash and cash equivalents	$8,068	$3,657
Trade accounts receivable	1,168	892
Income and other tax receivables	574	520
Inventories:
Materials and supplies, net	1,669	1,594
Mill and leach stockpiles	1,170	1,014
Product	1,658	1,285
Other current assets	523	341
Total current assets	14,830	9,303
Property, plant, equipment and mine development costs, net	30,345	29,818
Long-term mill and leach stockpiles	1,387	1,463
Other assets	1,460	1,560
Total assets	$48,022	$42,144

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$3,495	$2,708
Accrued income taxes	1,541	324
Current portion of debt	372	34
Current portion of environmental and asset retirement obligations	264	351
Dividends payable	220	—
Total current liabilities	5,892	3,417
Long-term debt, less current portion	9,078	9,677
Deferred income taxes	4,234	4,408
Environmental and asset retirement obligations, less current portion	4,116	3,705
Other liabilities	1,683	2,269
Total liabilities	25,003	23,476

Equity:
Stockholders' equity:
Common stock	160	159
Capital in excess of par value	25,875	26,037
Accumulated deficit	(7,375)	(11,681)
Accumulated other comprehensive loss	(388)	(583)
Common stock held in treasury	(4,292)	(3,758)
Total stockholders' equity	13,980	10,174
Noncontrolling interests[a]	9,039	8,494
Total equity	23,019	18,668
Total liabilities and equity	$48,022	$42,144

a. Includes $4.6 billion associated with the December 2018 PT-FI transaction, including $4.1 billion associated with the PT Indonesia Asahan Aluminium (Persero) acquisition of Rio Tinto's joint venture interest.

V

Freeport-McMoRan Inc.
CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

	Years Ended
	December 31,
	2021		2020
	(In Millions)
Cash flow from operating activities:
Net income	$5,365		$865
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, depletion and amortization	1,998		1,528
Metals inventory adjustments	16		96
Net gain on sales of assets	(80)		(473)
Stock-based compensation	98		99
Net charges for environmental and AROs, including accretion	540	[a]	181
Payments for environmental and AROs	(273)		(216)
Charge for talc-related litigation	—		130
Net charges for defined pension and postretirement plans	4		65
Pension plan contributions	(109)		(121)
Net loss on early extinguishment of debt	—		101
Deferred income taxes	(171)		181
Charges for Cerro Verde royalty dispute	11		32
Payments for Cerro Verde royalty dispute	(421)	[b]	(139)
Other, net	(18)		23
Changes in working capital and other:
Accounts receivable	(472)		132
Inventories	(618)		42
Other current assets	(101)		(27)
Accounts payable and accrued liabilities	495		115
Accrued income taxes and timing of other tax payments	1,451		403
Net cash provided by operating activities	7,715		3,017

Cash flow from investing activities:
Capital expenditures:
North America copper mines	(342)		(428)
South America	(162)		(183)
Indonesia mining	(1,296)		(1,161)
Indonesia smelter projects	(222)		(105)
Molybdenum mines	(6)		(19)
Other	(87)		(65)
Proceeds from sales of:
Freeport Cobalt, and Timok and Kisanfu exploration projects	200		595
Other assets	47		109
Acquisition of minority interest in PT Smelting	(33)		—
Other, net	(63)		(7)
Net cash used in investing activities	(1,964)		(1,264)

Cash flow from financing activities:
Proceeds from debt	1,201		3,531
Repayments of debt	(1,461)		(3,724)
Cash dividends and distributions paid:
Common stock	(331)		(73)
Noncontrolling interests	(583)		—
Treasury stock purchases	(488)		—
Contributions from noncontrolling interests	182		156
Proceeds from exercised stock options	210		51
Payments for withholding of employee taxes related to stock-based awards	(29)		(17)
Debt financing costs and other, net	(41)		(52)
Net cash used in financing activities	(1,340)		(128)

Net increase in cash, cash equivalents, restricted cash and restricted cash equivalents	4,411		1,625
Cash, cash equivalents, restricted cash and restricted cash equivalents at beginning of year	3,903		2,278
Cash, cash equivalents, restricted cash and restricted cash equivalents at end of year[c]	$8,314		$3,903
a.Includes $340 million associated with an ARO adjustment at PT-FI.
b.Cerro Verde paid the balance of its royalty dispute liabilities in third-quarter 2021.
c.Includes restricted cash and restricted cash equivalents of $246 million at December 31, 2021 and 2020.
VI

Freeport-McMoRan Inc.
ADJUSTED NET INCOME
Adjusted net income is intended to provide investors and others with information about FCX's recurring operating performance. This information differs from net income attributable to common stock determined in accordance with U.S. generally accepted accounting principles (GAAP) and should not be considered in isolation or as a substitute for measures of performance determined in accordance with U.S. GAAP. FCX's adjusted net income follows, which may not be comparable to similarly titled measures reported by other companies (in millions, except per share amounts).

	Three Months Ended December 31,
	2021					2020
	Pre-tax		After-tax[a]	Per Share		Pre-tax		After-tax[a]	Per Share
Net income attributable to common stock	N/A		$1,106	$0.74		N/A		$708	$0.48

PT-FI ARO adjustment	$(340)		$(168)	$(0.11)		$—		$—	$—
PT-FI net charges	(231)	[b]	(201)	(0.14)		(58)	[c]	(57)	(0.04)
Cerro Verde labor agreement	(18)		(5)	—		—		—	—
Metals inventory adjustments	(1)		(1)	—		(4)		(4)	—
Other net credits (charges)	80	[d]	57	0.04		(90)	[e]	(48)	(0.03)
Net adjustments to environmental obligations and related litigation reserves	(23)		(23)	(0.02)		(91)	[f]	(91)	(0.06)
Net gain on sales of assets	17		17	0.01		486		350	0.24
Net loss on early extinguishment of debt	—		—	—		(1)		—	—
Net income tax credits (charges)[g]	N/A		9	0.01		N/A		(8)	(0.01)
	$(515)	[h]	$(315)	$(0.21)		$242		$142	$0.10

Adjusted net income attributable to common stock	N/A		$1,421	$0.96	[h]	N/A		$566	$0.39	[h]

	Years Ended December 31,
	2021					2020
	Pre-tax		After-tax[a]	Per Share		Pre-tax		After-tax[a]		Per Share
Net income attributable to common stock	N/A		$4,306	$2.90		N/A		$599		$0.41

PT-FI ARO adjustment	$(340)		$(168)	$(0.11)		$—		$—		$—
PT-FI net charges	(284)	[b]	(182)	(0.12)		(65)	[c]	(47)		(0.03)
Cerro Verde labor agreement	(92)		(29)	(0.02)		—		—		—
Metals inventory adjustments	(16)		(16)	(0.01)		(96)		(94)		(0.06)
COVID-19 related costs	—		—	—		(129)	[i]	(60)		(0.04)
Revised operating plans	—		—	—		(129)	[i]	(118)		(0.08)
Other net credits (charges)	68	[d]	39	0.02		(62)	[e]	(24)		(0.02)
Net adjustments to environmental obligations and related litigation reserves	(38)		(38)	(0.03)		(113)	[f]	(113)		(0.08)
Net gain on sales of assets	80		54	0.04		473		337		0.23
Net loss on early extinguishment of debt	—		—	—		(101)		(100)		(0.07)
Net income tax credits[g]	N/A		9	0.01		N/A		27		0.02
	$(621)	[h]	$(331)	$(0.22)		$(223)	[h]	$(191)	[h]	$(0.13)

Adjusted net income attributable to common stock	N/A		$4,637	$3.13	[h]	N/A		$790		$0.54
a.Reflects impact to FCX net income attributable to common stock (i.e., net of any taxes and noncontrolling interests).
b.Reflects charges primarily associated with contested matters (including historical tax audits and an administrative fine levied by the Indonesia government) and asset impairments, which were recorded to production and delivery ($29 million for the year 2021), interest expense, net ($39 million in fourth-quarter 2021 and $47 million for the year 2021), and other (expenses) income, net ($192 million in fourth-quarter 2021 and $208 million for the year 2021).
c.Reflects charges primarily associated with historical contested tax audits and currency exchange adjustments to value added tax receivables, which were recorded to interest expense, net ($35 million for the fourth quarter and year 2020) and other (expenses) income, net ($23 million in fourth-quarter 2020 and $30 million for the year 2020).
d.Reflects net credits in fourth-quarter 2021 primarily associated with refunds of Arizona transaction privilege taxes related to purchased electricity, adjustments to prior year profit sharing at Cerro Verde and the collection of fully reserved oil and gas receivables. The year 2021 also includes other net charges recorded to production and delivery primarily associated with employee separation charges and international tax matters, partly offset by favorable ARO adjustments in North America. These net credits were recorded to production and delivery ($57 million in fourth-quarter 2021 and $45 million for the year 2021), selling, general and administrative ($11 million for the fourth quarter and year 2021), interest expense, net ($7 million for the fourth quarter and year 2021) and to other (expenses) income, net ($5 million for the fourth quarter and year 2021).
VII

Freeport-McMoRan Inc.
ADJUSTED NET INCOME (continued)

e.Reflects net charges primarily associated with international tax matters, asset impairments and ARO adjustments, partly offset by net credits primarily associated with the sale of royalty assets. These net (charges) credits were recorded in revenues ($(7) million for the year 2020), production and delivery ($(41) million in fourth-quarter 2020 and $(48) million for the year 2020), interest expense, net ($(50) million in fourth-quarter 2020 and $(55) million for the year 2020) and to other expenses, net ($1 million in fourth-quarter 2020 and $48 million for the year 2020).
f.Includes charges primarily associated with a framework for the resolution of all current and future potential talc-related litigation ($130 million in fourth-quarter 2020 and $132 million for the year 2020), partly offset by net favorable adjustments to environmental reserves ($39 million in fourth-quarter 2020 and $19 million for the year 2020).
g.Refer to "Income Taxes" below for further discussion of net tax credits.
h.Does not foot because of rounding.
i.Primarily includes charges associated with (i) idle facility costs (Cerro Verde), contract cancellation and other charges directly related to the COVID-19 pandemic and (ii) the April 2020 revised operating plans (including employee separation costs), recorded in production and delivery ($202 million), depreciation, depletion and amortization ($32 million), selling, general and administrative ($16 million), and mining exploration and research ($8 million).

INCOME TAXES
Following is a summary of the approximate amounts used in the calculation of FCX's consolidated income tax provision (in millions, except percentages):

	Three Months Ended December 31,
	2021				2020
			Income Tax				Income Tax
	Income	Effective	(Provision)		Income	Effective	(Provision)
	(Loss)[a]	Tax Rate	Benefit		(Loss)[a]	Tax Rate	Benefit
U.S.[b]	$559	1%	$(3)	[c]	$3	(133)%	$4
South America	647	38%	(244)	[d]	317	51%	(163)	[e]
Indonesia	1,025	28%	(290)	[f]	723	40%	(290)
PT-FI historical contested tax disputes	(198)	N/A	(133)		(44)	(32)%	(14)
Gain on sale of Kisanfu	—	N/A	—		486	N/A	(135)
Eliminations and other	(60)	N/A	36		(16)	N/A	4
Rate adjustment[g]	—	N/A	9		—	N/A	(17)
Continuing operations	$1,973	32%	$(625)		$1,469	42%	$(611)

	Years Ended December 31,
	2021				2020
			Income Tax					Income Tax
	Income	Effective	(Provision)		Income	Effective		(Provision)
	(Loss)[a]	Tax Rate	Benefit		(Loss)[a]	Tax Rate		Benefit
U.S.[b]	$1,883	1%	$(10)	[c]	$(532)	11%		$60	[h]
South America	2,072	40%	(820)	[d]	466	51%		(239)	[e]
Indonesia	3,986	35%	(1,377)	[f]	1,342	45%		(608)	[i]
PT-FI historical contested tax disputes	(219)	N/A	(147)		(44)	5%		2
Gain on sale of Kisanfu	—	N/A	—		486	N/A		(135)
Eliminations and other	(63)	N/A	55		79	N/A		(24)
Continuing operations	$7,659	30%	$(2,299)		$1,797	53%	[j]	$(944)
a.Represents income before income taxes and equity in affiliated companies' net earnings.
b.In addition to FCX's North America mining operations, the U.S. jurisdiction reflects corporate-level expenses, which include interest expense associated with senior notes, general and administrative expenses, and environmental obligations and shutdown costs.
c.Includes valuation allowance release on prior year unbenefited net operating losses (NOLs).
d.The fourth-quarter and year 2021 include a tax benefit at Cerro Verde of $18 million ($9 million net of noncontrolling interest) primarily associated with completion of tax audits for the years 2014 and 2015.
e.The fourth-quarter and year 2020 include tax charges at Cerro Verde of $15 million ($8 million net of noncontrolling interest), primarily associated with adjustments to profit sharing for prior years.
f.Includes net tax benefits associated with the release of valuation allowances recorded against PT Rio Tinto Indonesia NOLs totaling $120 million ($96 million net of noncontrolling interest) in fourth-quarter 2021 and $189 million ($151 million net of noncontrolling interest) for the year 2021. The year 2021 also includes a tax benefit of $24 million ($19 million net of noncontrolling interest), primarily associated with the reversal of a tax reserve related to the treatment of prior-year contractor support costs; partly offset by a tax charge of $10 million ($8 million net of noncontrolling interest) associated with the audit of PT-FI's 2019 tax returns.
VIII

Freeport-McMoRan Inc.
INCOME TAXES (continued)

g.In accordance with applicable accounting rules, FCX adjusts its interim provision for income taxes equal to its consolidated tax rate.
h.The year 2020 includes tax benefits of $53 million associated with the reversal of a year-end 2019 tax charge related to the sale of FCX's interest in the lower zone of the Timok exploration project in Serbia and $6 million associated with the removal of a valuation allowance on deferred tax assets.
i.The year 2020 includes tax charges of $21 million ($17 million net of noncontrolling interests) associated with establishing a tax reserve related to the treatment of prior-year contractor support costs and $8 million ($7 million net of noncontrolling interest) associated with an unfavorable 2012 Indonesia Supreme Court ruling.
j.FCX's consolidated effective income tax rate is a function of the combined effective tax rates for the jurisdictions in which FCX operates, excluding the U.S. jurisdiction.
Assuming achievement of current sales volume and cost estimates and average prices of $4.50 per pound for copper, $1,800 per ounce for gold and $19.00 per pound for molybdenum, FCX estimates its consolidated effective tax rate for the year 2022 would approximate 30 percent. Changes in projected sales volumes and average prices during 2022 would incur tax impacts at estimated effective rates of 39 percent for Peru, 38 percent for Indonesia and 0 percent for the U.S.

NET DEBT
Net debt, which FCX defines as consolidated debt less consolidated cash and cash equivalents, is intended to provide investors with information related to the performance-based payout framework in FCX’s financial policy, which requires achievement of a net debt target in the range of $3 billion to $4 billion (excluding project debt for additional smelting capacity in Indonesia). This information differs from consolidated debt determined in accordance with U.S. GAAP and should not be considered in isolation or as a substitute for consolidated debt determined in accordance with U.S. GAAP. FCX's net debt, which may not be comparable to similarly titled measures reported by other companies follows (in millions):

	As of December 31, 2021		As of December 31, 2020
Current portion of debt	$372		$34
Long-term debt, less current portion	9,078		9,677
Consolidated debt	9,450	[a]	9,711
Less: consolidated cash and cash equivalents	8,068		3,657
Net debt	$1,382		$6,054
a.Includes $432 million, net of debt issuance costs, for the PT-FI Term Loan.

DERIVATIVE INSTRUMENTS
For the year 2021, FCX's mined copper was sold 59 percent in concentrate, 21 percent as cathode and 20 percent as rod from North America operations. Substantially all of FCX's copper concentrate and cathode sales contracts provide final copper pricing in a specified future month (generally one to four months from the shipment date) based primarily on quoted London Metal Exchange (LME) monthly average copper prices. FCX records revenues and invoices customers at the time of shipment based on then-current LME prices, which results in an embedded derivative on provisionally priced concentrate and cathode sales that is adjusted to fair value through earnings each period, using the period-end forward prices, until final pricing on the date of settlement. LME copper settlement prices averaged $4.40 per pound during fourth-quarter 2021 and settled at $4.40 per pound on December 31, 2021. Because a significant portion of FCX's copper concentrate and cathode sales in any quarterly period usually remain subject to final pricing, the quarter-end forward price is a major determinant of the average recorded copper price for the period. FCX's average realized copper price was $4.42 per pound in fourth-quarter 2021.
Following is a summary of the adjustments to prior period and current period provisionally priced copper sales (in millions, except per share amounts):

	Three Months Ended December 31,
	2021			2020
	Prior Period[a]	Current Period[b]	Total	Prior Period[a]	Current Period[b]	Total
Revenues	$187	$15	$202	$113	$129	$242
Net income attributable to common stock	$75	$5	$80	$41	$50	$91
Net income per share of common stock	$0.05	$—	$0.05	$0.03	$0.03	$0.06
a.Reflects adjustments to provisionally priced copper sales at September 30, 2021 and 2020.
b.Reflects adjustments to provisionally priced copper sales during the fourth quarters of 2021 and 2020.

IX

Freeport-McMoRan Inc.
DERIVATIVE INSTRUMENTS (continued)

	Years Ended December 31,
	2021			2020
	Prior Period[a]	Current Period[b]	Total	Prior Period[a]	Current Period[b]	Total
Revenues	$169	$256	$425	$(102)	$361	$259
Net income attributable to common stock	$65	$97	$162	$(42)	$134	$92
Net income per share of common stock	$0.04	$0.07	$0.11	$(0.03)	$0.09	$0.06
a.Reflects adjustments to provisionally priced copper sales at December 31, 2020 and 2019.
b.Reflects adjustments to provisionally priced copper sales for the years 2021 and 2020.
At December 31, 2021, FCX had provisionally priced copper sales at its copper mining operations totaling 397 million pounds of copper (net of intercompany sales and noncontrolling interests) recorded at an average price of $4.42 per pound, subject to final pricing over the next several months. FCX estimates that each $0.05 change in the price realized from the quarter-end provisional price would have an approximate $12 million effect on 2022 net income attributable to common stock. The LME copper price settled at $4.42 per pound on January 25, 2022.

DEFERRED PROFITS
FCX defers recognizing profits on sales from its mining operations to Atlantic Copper and on 39.5 percent of PT-FI's sales to PT Smelting (PT-FI's 39.5 percent-owned Indonesia smelting unit) until final sales to third parties occur. Changes in these deferrals attributable to variability in intercompany volumes resulted in net (reductions) additions to operating income totaling $(44) million ($(10) million to net income attributable to common stock) in fourth-quarter 2021 and $20 million ($20 million to net income attributable to common stock) in fourth-quarter 2020, $(188) million ($(106) million to net income attributable to common stock) for the year 2021 and $(7) million ($1 million to net income attributable to common stock) for the year 2020. FCX's net deferred profits on its inventories at Atlantic Copper and PT Smelting to be recognized in future periods' net income attributable to common stock totaled $175 million at December 31, 2021. Quarterly variations in ore grades, the timing of intercompany shipments and changes in product prices will result in variability in FCX's net deferred profits and quarterly earnings. Based on current estimates, FCX does not expect a significant change in its net deferred profits in first-quarter 2022.

BUSINESS SEGMENTS
FCX has organized its mining operations into four primary divisions – North America copper mines, South America mining, Indonesia mining and Molybdenum mines, and operating segments that meet certain thresholds are reportable segments. Separately disclosed in the following tables are FCX's reportable segments, which include the Morenci, Cerro Verde and Grasberg (Indonesia Mining) copper mines, the Rod & Refining operations and Atlantic Copper Smelting & Refining.
Intersegment sales between FCX’s business segments are based on terms similar to arms-length transactions with third parties at the time of the sale. Intersegment sales may not be reflective of the actual prices ultimately realized because of a variety of factors, including additional processing, the timing of sales to unaffiliated customers and transportation premiums.
FCX allocates certain operating costs, expenses and capital expenditures to its operating divisions and individual segments. However, not all costs and expenses applicable to an operation are allocated. U.S. federal and state income taxes are recorded and managed at the corporate level (included in Corporate, Other & Eliminations), whereas foreign income taxes are recorded and managed at the applicable country level. In addition, most mining exploration and research activities are managed on a consolidated basis, and those costs along with some selling, general and administrative costs, are not allocated to the operating divisions or individual segments. Accordingly, the following segment information reflects management determinations that may not be indicative of what the actual financial performance of each operating division or segment would be if it was an independent entity.
X

Freeport-McMoRan Inc.
BUSINESS SEGMENTS (continued)

(In millions)
												Atlantic	Corporate,
	North America Copper Mines			South America Mining								Copper	Other
				Cerro				Indonesia		Molybdenum	Rod &	Smelting	& Elimi-		FCX
	Morenci	Other	Total	Verde		Other	Total	Mining		Mines	Refining	& Refining	nations		Total
Three Months Ended December 31, 2021
Revenues:
Unaffiliated customers	$5	$33	$38	$1,015		$208	$1,223	$2,144	[a]	$—	$1,661	$697	$401	[b]	$6,164
Intersegment	732	1,052	1,784	200		—	200	93		134	9	—	(2,220)		—
Production and delivery	294	589	883	537	[c]	123	660	873	[d]	70	1,673	694	(1,699)		3,154
Depreciation, depletion and amortization	38	56	94	94		13	107	323		16	2	6	20		568
Metals inventory adjustments	—	—	—	—		—	—	—		—	—	—	1		1
Selling, general and administrative expenses	1	—	1	2		—	2	30		—	—	7	54		94
Mining exploration and research expenses	—	—	—	—		—	—	—		—	—	—	19		19
Environmental obligations and shutdown costs	—	—	—	—		—	—	—		—	—	—	40		40
Net (gain) loss on sales of assets	—	—	—	—		—	—	—		—	—	(19)	2		(17)
Operating income (loss)	404	440	844	582		72	654	1,011		48	(5)	9	(256)		2,305

Interest expense, net	—	—	—	(3)		—	(3)	40		—	—	2	132		171
Provision for (benefit from) income taxes	—	—	—	215		28	243	423		—	—	1	(42)		625
Total assets at December 31, 2021	2,708	5,208	7,916	8,694		1,921	10,615	18,971		1,713	228	1,318	7,261		48,022
Capital expenditures	61	70	131	48		20	68	392		2	—	16	162	[e]	771

Three Months Ended December 31, 2020
Revenues:
Unaffiliated customers	$3	$13	$16	$803		$119	$922	$1,383	[a]	$—	$1,290	$591	$293	[b]	$4,495
Intersegment	542	596	1,138	86		—	86	42		51	9	1	(1,327)		—
Production and delivery	264	421	685	447		82	529	476		52	1,290	583	(988)		2,627
Depreciation, depletion and amortization	37	46	83	94		12	106	205		13	2	7	19		435
Metals inventory adjustments	—	—	—	—		—	—	—		2	—	—	2		4
Selling, general and administrative expenses	—	1	1	1		—	1	27		—	—	6	62		97
Mining exploration and research expenses	—	—	—	—		—	—	—		—	—	—	8		8
Environmental obligations and shutdown costs	—	2	2	—		—	—	—		—	—	—	99		101
Net gain on sales of assets	—	—	—	—		—	—	—		—	—	—	(486)		(486)
Operating income (loss)	244	139	383	347		25	372	717		(16)	7	(4)	250		1,709

Interest expense, net	—	—	—	70		—	70	37		—	—	2	127		236
Provision for income taxes	—	—	—	156		7	163	304		—	—	1	143		611
Total assets at December 31, 2020	2,574	5,163	7,737	8,474		1,678	10,152	16,918		1,760	211	877	4,489		42,144
Capital expenditures	10	20	30	25		2	27	296		5	1	12	17	[e]	388
a.Includes PT-FI's sales to PT Smelting totaling $789 million in fourth-quarter 2021 and $441 million in fourth-quarter 2020.
b.Includes revenues from FCX's molybdenum sales company, which includes sales of molybdenum produced by the Molybdenum mines and by certain of the North America and South America copper mines.
c.Includes nonrecurring charges totaling $18 million associated with labor-related charges at Cerro Verde for collective labor agreements reached with its hourly employees.
d.Includes charges totaling $340 million associated with unfavorable ARO change.
e.Includes capital expenditures for the Indonesia smelter projects of $143 million in fourth-quarter 2021 and $11 million in fourth-quarter 2020.

XI

Freeport-McMoRan Inc.
BUSINESS SEGMENTS (continued)

(In millions)
												Atlantic	Corporate,
	North America Copper Mines			South America Mining								Copper	Other
				Cerro				Indonesia		Molybdenum	Rod &	Smelting	& Elimi-		FCX
	Morenci	Other	Total	Verde		Other	Total	Mining		Mines	Refining	& Refining	nations		Total
Year Ended December 31, 2021
Revenues:
Unaffiliated customers	$82	$180	$262	$3,736		$720	$4,456	$7,241	[a]	$—	$6,356	$2,961	$1,569	[b]	$22,845
Intersegment	2,728	3,835	6,563	460		—	460	282		444	29	—	(7,778)		—
Production and delivery	1,226	2,235	3,461	2,000	[c]	429	2,429	2,425	[d]	253	6,381	2,907	(5,840)	[e]	12,016
Depreciation, depletion and amortization	152	217	369	366		47	413	1,049		67	5	28	67		1,998
Metals inventory adjustments	13	—	13	—		—	—	—		1	—	—	2		16
Selling, general and administrative expenses	2	2	4	8		—	8	111		—	—	24	236		383
Mining exploration and research expenses	—	1	1	—		—	—	—		—	—	—	54		55
Environmental obligations and shutdown costs	—	(1)	(1)	—		—	—	—		—	—	—	92		91
Net gain on sales of assets	—	—	—	—		—	—	—		—	—	(19)	(61)		(80)
Operating income (loss)	1,417	1,561	2,978	1,822		244	2,066	3,938		123	(1)	21	(759)		8,366

Interest expense, net	—	1	1	28		—	28	48		—	—	6	519		602
Provision for (benefit from) income taxes	—	—	—	730		90	820	1,524		—	—	—	(45)		2,299
Capital expenditures	135	207	342	132		30	162	1,296		6	2	34	273	[f]	2,115

Year Ended December 31, 2020
Revenues:
Unaffiliated customers	$29	$48	$77	$2,282		$431	$2,713	$3,534	[a]	$—	$4,781	$2,020	$1,073	[b]	$14,198
Intersegment	2,015	2,272	4,287	242		—	242	80		222	33	17	(4,881)		—
Production and delivery	1,269	1,831	3,100	1,599		379	1,978	1,606		230	4,819	1,962	(3,664)		10,031
Depreciation, depletion and amortization	166	189	355	367		54	421	580		57	16	29	70		1,528
Metals inventory adjustments	4	48	52	—		3	3	—		10	3	—	28		96
Selling, general and administrative expenses	2	2	4	6		—	6	108		—	—	21	231		370
Mining exploration and research expenses	—	2	2	—		—	—	—		—	—	—	48		50
Environmental obligations and shutdown costs	—	(1)	(1)	—		—	—	—		—	1	—	159		159
Net gain on sales of assets	—	—	—	—		—	—	—		—	—	—	(473)		(473)
Operating income (loss)	603	249	852	552		(5)	547	1,320		(75)	(25)	25	(207)		2,437

Interest expense, net	2	—	2	139		—	139	39		—	—	6	412		598
Provision for income taxes	—	—	—	238		1	239	606		—	—	2	97		944
Capital expenditures	102	326	428	141		42	183	1,161		19	6	29	135	[f]	1,961
a.Includes PT-FI's sales to PT Smelting totaling $3.1 billion for the year 2021 and $1.8 billion for the year 2020.
b.Includes revenues from FCX's molybdenum sales company, which includes sales of molybdenum produced by the Molybdenum mines and by certain of the North America and South America copper mines.
c.Includes nonrecurring charges totaling $92 million associated with labor-related charges at Cerro Verde for collective labor agreements reached with its hourly employees.
d.Includes charges totaling $340 million associated with unfavorable ARO change.
e.Includes charges associated with the major maintenance turnaround at the Miami Smelter totaling $87 million.
f.Includes capital expenditures for the Indonesia smelter projects of $222 million for the year 2021 and $105 million for the year 2020.
XII

Freeport-McMoRan Inc.
PRODUCT REVENUES AND PRODUCTION COSTS

Unit net cash costs per pound of copper and molybdenum are measures intended to provide investors with information about the cash-generating capacity of FCX's mining operations expressed on a basis relating to the primary metal product for the respective operations. FCX uses this measure for the same purpose and for monitoring operating performance by its mining operations. This information differs from measures of performance determined in accordance with U.S. GAAP and should not be considered in isolation or as a substitute for measures of performance determined in accordance with U.S. GAAP. These measures are presented by other metals mining companies, although FCX's measures may not be comparable to similarly titled measures reported by other companies.
FCX presents gross profit per pound of copper in the following tables using both a “by-product” method and a “co-product” method. FCX uses the by-product method in its presentation of gross profit per pound of copper because (i) the majority of its revenues are copper revenues, (ii) it mines ore, which contains copper, gold, molybdenum and other metals, (iii) it is not possible to specifically assign all of FCX's costs to revenues from the copper, gold, molybdenum and other metals it produces and (iv) it is the method used by FCX's management and Board of Directors to monitor FCX's mining operations and to compare mining operations in certain industry publications. In the co-product method presentations, shared costs are allocated to the different products based on their relative revenue values, which will vary to the extent FCX's metals sales volumes and realized prices change.
FCX shows revenue adjustments for prior period open sales as a separate line item. Because these adjustments do not result from current period sales, these amounts have been reflected separately from revenues on current period sales. Noncash and other costs, which are removed from site production and delivery costs in the calculation of unit net cash costs, consist of items such as stock-based compensation costs, long-lived asset impairments, idle facility costs, restructuring and/or unusual charges. As discussed above, gold, molybdenum and other metal revenues at copper mines are reflected as credits against site production and delivery costs in the by-product method. The following schedules are presentations under both the by-product and co-product methods together with reconciliations to amounts reported in FCX's consolidated financial statements.
XIII

Freeport-McMoRan Inc.
PRODUCT REVENUES AND PRODUCTION COSTS (continued)

North America Copper Mines Product Revenues, Production Costs and Unit Net Cash Costs

Three Months Ended December 31, 2021
(In millions)	By-Product		Co-Product Method
	Method		Copper	Molybdenum[a]	Other[b]	Total
Revenues, excluding adjustments	$1,614		$1,614	$144	$27	$1,785
Site production and delivery, before net noncash and other costs shown below	796		728	84	14	826
By-product credits	(141)		—	—	—	—
Treatment charges	37		36	—	1	37
Net cash costs	692		764	84	15	863
Depreciation, depletion and amortization (DD&A)	93		86	6	1	93
Noncash and other costs (credits), net	2	[c]	4	(2)	—	2
Total costs	787		854	88	16	958
Other revenue adjustments, primarily for pricing on prior period open sales	22		22	—	—	22
Gross profit	$849		$782	$56	$11	$849

Copper sales (millions of recoverable pounds)	364		364
Molybdenum sales (millions of recoverable pounds)[a]				8

Gross profit per pound of copper/molybdenum:

Revenues, excluding adjustments	$4.43		$4.43	$17.44
Site production and delivery, before net noncash and other costs shown below	2.19		2.00	10.13
By-product credits	(0.39)		—	—
Treatment charges	0.10		0.10	—
Unit net cash costs	1.90		2.10	10.13
DD&A	0.26		0.23	0.74
Noncash and other costs (credits), net	—	[c]	0.01	(0.26)
Total unit costs	2.16		2.34	10.61
Other revenue adjustments, primarily for pricing on prior period open sales	0.06		0.06	—
Gross profit per pound	$2.33		$2.15	$6.83

Reconciliation to Amounts Reported

			Production
	Revenues		and Delivery	DD&A
Totals presented above	$1,785		$826	$93
Treatment charges	(3)		34	—
Noncash and other costs, net	—		2	—
Other revenue adjustments, primarily for pricing on prior period open sales	22		—	—
Eliminations and other	18		21	1
North America copper mines	1,822		883	94
Other mining[d]	6,161		3,970	454
Corporate, other & eliminations	(1,819)		(1,699)	20
As reported in FCX's consolidated financial statements	$6,164		$3,154	$568

a.Reflects sales of molybdenum produced by certain of the North America copper mines to FCX's molybdenum sales company at market-based pricing.
b.Includes gold and silver product revenues and production costs.
c.Includes credits totaling $27 million ($0.07 per pound of copper) associated with refunds of Arizona transaction privilege taxes related to purchased electricity.
d.Represents the combined total for FCX's other mining operations as presented in the supplemental schedule, "Business Segments," beginning on page X.

XIV

Freeport-McMoRan Inc.
PRODUCT REVENUES AND PRODUCTION COSTS (continued)

North America Copper Mines Product Revenues, Production Costs and Unit Net Cash Costs

Three Months Ended December 31, 2020
(In millions)	By-Product	Co-Product Method
	Method	Copper	Molybdenum[a]	Other[b]	Total
Revenues, excluding adjustments	$1,056	$1,056	$70	$10	$1,136
Site production and delivery, before net noncash and other costs shown below	594	566	50	—	616
By-product credits	(58)	—	—	—	—
Treatment charges (credits)	30	31	—	(1)	30
Net cash costs (credits)	566	597	50	(1)	646
DD&A	83	79	4	—	83
Noncash and other costs (credits), net	32	33	—	(1)	32
Total costs (credits)	681	709	54	(2)	761
Other revenue adjustments, primarily for pricing on prior period open sales	12	12	—	—	12
Gross profit	$387	$359	$16	$12	$387

Copper sales (millions of recoverable pounds)	320	320
Molybdenum sales (millions of recoverable pounds)[a]			9

Gross profit per pound of copper/molybdenum:

Revenues, excluding adjustments	$3.29	$3.29	$8.77
Site production and delivery, before net noncash and other costs shown below	1.85	1.76	6.20
By-product credits	(0.18)	—	—
Treatment charges	0.09	0.10	—
Unit net cash costs	1.76	1.86	6.20
DD&A	0.26	0.25	0.52
Noncash and other costs, net	0.10	0.10	0.01
Total unit costs	2.12	2.21	6.73
Other revenue adjustments, primarily for pricing on prior period open sales	0.04	0.04	—
Gross profit per pound	$1.21	$1.12	$2.04

Reconciliation to Amounts Reported

		Production
	Revenues	and Delivery	DD&A
Totals presented above	$1,136	$616	$83
Treatment charges	(2)	28	—
Noncash and other costs, net	—	32	—
Other revenue adjustments, primarily for pricing on prior period open sales	12	—	—
Eliminations and other	8	9	—
North America copper mines	1,154	685	83
Other mining[c]	4,375	2,930	333
Corporate, other & eliminations	(1,034)	(988)	19
As reported in FCX's consolidated financial statements	$4,495	$2,627	$435

a.Reflects sales of molybdenum produced by certain of the North America copper mines to FCX's molybdenum sales company at market-based pricing.
b.Includes gold and silver product revenues and production costs.
c.Represents the combined total for FCX's other mining operations as presented in the supplemental schedule, "Business Segments," beginning on page X.

XV

Freeport-McMoRan Inc.
PRODUCT REVENUES AND PRODUCTION COSTS (continued)

North America Copper Mines Product Revenues, Production Costs and Unit Net Cash Costs

Year Ended December 31, 2021
(In millions)	By-Product		Co-Product Method
	Method		Copper	Molybdenum[a]	Other[b]	Total
Revenues, excluding adjustments	$6,174		$6,174	$481	$120	$6,775
Site production and delivery, before net noncash and other costs shown below	3,051		2,820	278	75	3,173
By-product credits	(479)		—	—	—	—
Treatment charges	135		130	—	5	135
Net cash costs	2,707		2,950	278	80	3,308
DD&A	368		340	21	7	368
Metals inventory adjustments	13		13	—	—	13
Noncash and other costs, net	105	[c]	102	1	2	105
Total costs	3,193		3,405	300	89	3,794
Other revenue adjustments, primarily for pricing on prior period open sales	7		7	—	—	7
Gross profit	$2,988		$2,776	$181	$31	$2,988

Copper sales (millions of recoverable pounds)	1,436		1,436
Molybdenum sales (millions of recoverable pounds)[a]				34

Gross profit per pound of copper/molybdenum:

Revenues, excluding adjustments	$4.30		$4.30	$14.14
Site production and delivery, before net noncash and other costs shown below	2.13		1.96	8.17
By-product credits	(0.33)		—	—
Treatment charges	0.09		0.09	—
Unit net cash costs	1.89		2.05	8.17
DD&A	0.25		0.24	0.62
Metals inventory adjustments	0.01		0.01	—
Noncash and other costs, net	0.07	[c]	0.07	0.03
Total unit costs	2.22		2.37	8.82
Other revenue adjustments, primarily for pricing on prior period open sales	—		—	—
Gross profit per pound	$2.08		$1.93	$5.32

Reconciliation to Amounts Reported
					Metals
			Production		Inventory
	Revenues		and Delivery	DD&A	Adjustments
Totals presented above	$6,775		$3,173	$368	$13
Treatment charges	(24)		111	—	—
Noncash and other costs, net	—		105	—	—
Other revenue adjustments, primarily for pricing on prior period open sales	7		—	—	—
Eliminations and other	67		72	1	—
North America copper mines	6,825		3,461	369	13
Other mining[d]	22,229		14,395	1,562	1
Corporate, other & eliminations	(6,209)		(5,840)	67	2
As reported in FCX's consolidated financial statements	$22,845		$12,016	$1,998	$16

a.Reflects sales of molybdenum produced by certain of the North America copper mines to FCX's molybdenum sales company at market-based pricing.
b.Includes gold and silver product revenues and production costs.
c.Includes credits totaling $27 million ($0.02 per pound of copper) associated with refunds of Arizona transaction privilege taxes related to purchased electricity.
d.Represents the combined total for FCX's other mining operations as presented in the supplemental schedule, "Business Segments," beginning on page X.

XVI

Freeport-McMoRan Inc.
PRODUCT REVENUES AND PRODUCTION COSTS (continued)

North America Copper Mines Product Revenues, Production Costs and Unit Net Cash Costs

Year Ended December 31, 2020
(In millions)	By-Product		Co-Product Method
	Method		Copper	Molybdenum[a]	Other[b]	Total
Revenues, excluding adjustments	$4,005	[c]	$4,005	281	83	4,369
Site production and delivery, before net noncash and other costs shown below	2,700		2,529	223	44	2,796
By-product credits	(268)		—	—	—	—
Treatment charges	139		136	—	3	139
Net cash costs	2,571		2,665	223	47	2,935
DD&A	355		330	18	7	355
Metals inventory adjustments	52		49	—	3	52
Noncash and other costs, net	138	[d]	133	3	2	138
Total costs	3,116		3,177	244	59	3,480
Other revenue adjustments, primarily for pricing on prior period open sales	(22)		(22)	—	—	(22)
Gross profit	$867		$806	$37	$24	$867

Copper sales (millions of recoverable pounds)	1,420		1,420
Molybdenum sales (millions of recoverable pounds)[a]				33

Gross profit per pound of copper/molybdenum:

Revenues, excluding adjustments	$2.82	[c]	$2.82	$8.62
Site production and delivery, before net noncash and other costs shown below	1.90		1.78	6.84
By-product credits	(0.19)		—	—
Treatment charges	0.10		0.10	—
Unit net cash costs	1.81		1.88	6.84
DD&A	0.25		0.23	0.56
Metals inventory adjustments	0.03		0.03	—
Noncash and other costs, net	0.10	[d]	0.10	0.09
Total unit costs	2.19		2.24	7.49
Other revenue adjustments, primarily for pricing on prior period open sales	(0.02)		(0.02)	—
Gross profit per pound	$0.61		$0.56	$1.13

Reconciliation to Amounts Reported
					Metals
			Production		Inventory
	Revenues		and Delivery	DD&A	Adjustments
Totals presented above	$4,369		$2,796	$355	$52
Treatment charges	(15)		124	—	—
Noncash and other costs, net	—		138	—	—
Other revenue adjustments, primarily for pricing on prior period open sales	(22)		—	—	—
Eliminations and other	32		42	—	—
North America copper mines	4,364		3,100	355	52
Other mining[e]	13,642		10,595	1,103	16
Corporate, other & eliminations	(3,808)		(3,664)	70	28
As reported in FCX's consolidated financial statements	$14,198		$10,031	$1,528	$96

a.Reflects sales of molybdenum produced by certain of the North America copper mines to FCX's molybdenum sales company at market-based pricing.
b.Includes gold and silver product revenues and production costs.
c.Includes reductions to revenues and average realized prices totaling $24 million ($0.02 per pound of copper) related to forward sales contracts covering 150 million pounds of copper sales for May and June 2020 at a fixed price of $2.34 per pound.
d.Includes charges totaling $32 million ($0.02 per pound of copper) primarily associated with the April 2020 revised operating plans (including employee separation costs) and the COVID-19 pandemic (including health and safety costs).
e.Represents the combined total for FCX's other mining operations as presented in the supplemental schedule, "Business Segments," beginning on page X.

XVII

Freeport-McMoRan Inc.
PRODUCT REVENUES AND PRODUCTION COSTS (continued)

South America Mining Product Revenues, Production Costs and Unit Net Cash Costs

Three Months Ended December 31, 2021
(In millions)	By-Product		Co-Product Method
	Method		Copper	Other[a]	Total
Revenues, excluding adjustments	$1,263		$1,263	$117	$1,380
Site production and delivery, before net noncash and other costs shown below	659	[b]	608	64	672
By-product credits	(104)		—	—	—
Treatment charges	38		38	—	38
Royalty on metals	3		2	1	3
Net cash costs	596		648	65	713
DD&A	107		97	10	107
Noncash and other credits, net	(11)	[c]	(9)	(2)	(11)
Total costs	692		736	73	809
Other revenue adjustments, primarily for pricing on prior period open sales	84		84	—	84
Gross profit	$655		$611	$44	$655

Copper sales (millions of recoverable pounds)	286		286

Gross profit per pound of copper:

Revenues, excluding adjustments	$4.41		$4.41
Site production and delivery, before net noncash and other costs shown below	2.30	[b]	2.12
By-product credits	(0.36)		—
Treatment charges	0.13		0.13
Royalty on metals	0.01		0.01
Unit net cash costs	2.08		2.26
DD&A	0.38		0.34
Noncash and other credits, net	(0.04)	[c]	(0.03)
Total unit costs	2.42		2.57
Other revenue adjustments, primarily for pricing on prior period open sales	0.30		0.30
Gross profit per pound	$2.29		$2.14

Reconciliation to Amounts Reported

			Production
	Revenues		and Delivery	DD&A
Totals presented above	$1,380		$672	$107
Treatment charges	(38)		—	—
Royalty on metals	(3)		—	—
Noncash and other credits, net	—		(11)	—
Other revenue adjustments, primarily for pricing on prior period open sales	84		—	—
Eliminations and other	—		(1)	—
South America mining	1,423		660	107
Other mining[d]	6,560		4,193	441
Corporate, other & eliminations	(1,819)		(1,699)	20
As reported in FCX's consolidated financial statements	$6,164		$3,154	$568

a.Includes silver sales of 1.0 million ounces ($21.86 per ounce average realized price). Also reflects sales of molybdenum produced by Cerro Verde to FCX's molybdenum sales company at market-based pricing.
b.Includes nonrecurring charges totaling $18 million ($0.06 per pound of copper) associated with labor-related charges at Cerro Verde for collective labor agreements reached with its hourly employees..
c.Includes credits totaling $26 million ($0.09 per pound) associated with favorable adjustments to prior-year profit sharing at Cerro Verde.
d.Represents the combined total for FCX's other mining operations as presented in the supplemental schedule, "Business Segments," beginning on page X.
XVIII

Freeport-McMoRan Inc.
PRODUCT REVENUES AND PRODUCTION COSTS (continued)

South America Mining Product Revenues, Production Costs and Unit Net Cash Costs

Three Months Ended December 31, 2020
(In millions)	By-Product	Co-Product Method
	Method	Copper	Other[a]	Total
Revenues, excluding adjustments	$905	$905	$69	$974
Site production and delivery, before net noncash and other costs shown below	503	470	46	516
By-product credits	(56)	—	—	—
Treatment charges	41	41	—	41
Royalty on metals	2	2	—	2
Net cash costs	490	513	46	559
DD&A	106	98	8	106
Noncash and other costs, net	13	12	1	13
Total costs	609	623	55	678
Other revenue adjustments, primarily for pricing on prior period open sales	78	78	—	78
Gross profit	$374	$360	$14	$374

Copper sales (millions of recoverable pounds)	260	260

Gross profit per pound of copper:

Revenues, excluding adjustments	$3.48	$3.48
Site production and delivery, before net noncash and other costs shown below	1.93	1.80
By-product credits	(0.22)	—
Treatment charges	0.16	0.16
Royalty on metals	0.01	0.01
Unit net cash costs	1.88	1.97
DD&A	0.41	0.37
Noncash and other costs, net	0.05	0.05
Total unit costs	2.34	2.39
Other revenue adjustments, primarily for pricing on prior period open sales	0.30	0.30
Gross profit per pound	$1.44	$1.39

Reconciliation to Amounts Reported

		Production
	Revenues	and Delivery	DD&A
Totals presented above	$974	$516	$106
Treatment charges	(41)	—	—
Royalty on metals	(2)	—	—
Noncash and other costs, net	—	13	—
Other revenue adjustments, primarily for pricing on prior period open sales	78	—	—
Eliminations and other	(1)	—	—
South America mining	1,008	529	106
Other mining[b]	4,521	3,086	310
Corporate, other & eliminations	(1,034)	(988)	19
As reported in FCX's consolidated financial statements	$4,495	$2,627	$435

a.Includes silver sales of 0.9 million ounces ($27.87 per ounce average realized price). Also reflects sales of molybdenum produced by Cerro Verde to FCX's molybdenum sales company at market-based pricing.
b.Represents the combined total for FCX's other mining operations as presented in the supplemental schedule, "Business Segments," beginning on page X.

XIX

Freeport-McMoRan Inc.
PRODUCT REVENUES AND PRODUCTION COSTS (continued)

South America Mining Product Revenues, Production Costs and Unit Net Cash Costs

Year Ended December 31, 2021
(In millions)	By-Product		Co-Product Method
	Method		Copper	Other[a]	Total
Revenues, excluding adjustments	$4,585		$4,585	$383	$4,968
Site production and delivery, before net noncash and other costs shown below	2,349	[b]	2,175	219	2,394
By-product credits	(338)		—	—	—
Treatment charges	140		140	—	140
Royalty on metals	10		9	1	10
Net cash costs	2,161		2,324	220	2,544
DD&A	413		379	34	413
Noncash and other costs, net	38	[c]	36	2	38
Total costs	2,612		2,739	256	2,995
Other revenue adjustments, primarily for pricing on prior period open sales	99		99	—	99
Gross profit	$2,072		$1,945	$127	$2,072

Copper sales (millions of recoverable pounds)	1,055		1,055

Gross profit per pound of copper:

Revenues, excluding adjustments	$4.34		$4.34
Site production and delivery, before net noncash and other costs shown below	2.23	[b]	2.06
By-product credits	(0.32)		—
Treatment charges	0.13		0.13
Royalty on metals	0.01		0.01
Unit net cash costs	2.05		2.20
DD&A	0.39		0.37
Noncash and other costs, net	0.03	[c]	0.03
Total unit costs	2.47		2.60
Other revenue adjustments, primarily for pricing on prior period open sales	0.09		0.09
Gross profit per pound	$1.96		$1.83

Reconciliation to Amounts Reported

			Production
	Revenues		and Delivery	DD&A
Totals presented above	$4,968		$2,394	$413
Treatment charges	(140)		—	—
Royalty on metals	(10)		—	—
Noncash and other costs, net	—		38	—
Other revenue adjustments, primarily for pricing on prior period open sales	99		—	—
Eliminations and other	(1)		(3)	—
South America mining	4,916		2,429	413
Other mining[d]	24,138		15,427	1,518
Corporate, other & eliminations	(6,209)		(5,840)	67
As reported in FCX's consolidated financial statements	$22,845		$12,016	$1,998

a.Includes silver sales of 3.7 million ounces ($24.73 per ounce average realized price). Also reflects sales of molybdenum produced by Cerro Verde to FCX's molybdenum sales company at market-based pricing.
b.Includes nonrecurring charges totaling $92 million ($0.09 per pound of copper) associated with labor-related charges at Cerro Verde for collective labor agreements reached with its hourly employees.
c.Includes credits totaling $26 million ($0.03 per pound) associated with favorable adjustments to prior-year profit sharing at Cerro Verde.
d.Represents the combined total for FCX's other mining operations as presented in the supplemental schedule, "Business Segments," beginning on page X.

XX

Freeport-McMoRan Inc.
PRODUCT REVENUES AND PRODUCTION COSTS (continued)

South America Mining Product Revenues, Production Costs and Unit Net Cash Costs

Year Ended December 31, 2020
(In millions)	By-Product		Co-Product Method
	Method		Copper	Other[a]	Total
Revenues, excluding adjustments	$2,976		$2,976	$209	$3,185
Site production and delivery, before net noncash and other costs shown below	1,816		1,701	158	1,859
By-product credits	(166)		—	—	—
Treatment charges	152		152	—	152
Royalty on metals	6		6	—	6
Net cash costs	1,808		1,859	158	2,017
DD&A	421		391	30	421
Metals inventory adjustments	3		3	—	3
Noncash and other costs, net	122	[b]	115	7	122
Total costs	2,354		2,368	195	2,563
Other revenue adjustments, primarily for pricing on prior period open sales	(70)		(70)	—	(70)
Gross profit	$552		$538	$14	$552

Copper sales (millions of recoverable pounds)	976		976

Gross profit per pound of copper:

Revenues, excluding adjustments	$3.05		$3.05
Site production and delivery, before net noncash and other costs shown below	1.86		1.74
By-product credits	(0.17)		—
Treatment charges	0.15		0.15
Royalty on metals	0.01		0.01
Unit net cash costs	1.85		1.90
DD&A	0.43		0.41
Metals inventory adjustments	—		—
Noncash and other costs, net	0.13	[b]	0.12
Total unit costs	2.41		2.43
Other revenue adjustments, primarily for pricing on prior period open sales	(0.07)		(0.07)
Gross profit per pound	$0.57		$0.55

Reconciliation to Amounts Reported
					Metals
			Production		Inventory
	Revenues		and Delivery	DD&A	Adjustments
Totals presented above	$3,185		$1,859	$421	$3
Treatment charges	(152)		—	—	—
Royalty on metals	(6)		—	—	—
Noncash and other costs, net	—		122	—	—
Other revenue adjustments, primarily for pricing on prior period open sales	(70)		—	—	—
Eliminations and other	(2)		(3)	—	—
South America mining	2,955		1,978	421	3
Other mining[c]	15,051		11,717	1,037	65
Corporate, other & eliminations	(3,808)		(3,664)	70	28
As reported in FCX's consolidated financial statements	$14,198		$10,031	$1,528	$96

a.Includes silver sales of 3.4 million ounces ($21.86 per ounce average realized price). Also reflects sales of molybdenum produced by Cerro Verde to FCX's molybdenum sales company at market-based pricing.
b.Includes charges totaling $91 million ($0.09 per pound of copper) primarily associated with idle facility (Cerro Verde) and contract cancellation costs related to the COVID-19 pandemic, and employee separation costs associated with the April 2020 revised operating plans.
c.Represents the combined total for FCX's other mining operations as presented in the supplemental schedule, "Business Segments," beginning on page X.
XXI

Freeport-McMoRan Inc.
PRODUCT REVENUES AND PRODUCTION COSTS (continued)

Indonesia Mining Product Revenues, Production Costs and Unit Net Cash Costs

Three Months Ended December 31, 2021
(In millions)	By-Product		Co-Product Method
	Method		Copper	Gold	Silver[a]	Total
Revenues, excluding adjustments	$1,627		$1,627	$710	$37	$2,374
Site production and delivery, before net noncash and other costs shown below	541		371	162	8	541
Gold and silver credits	(759)		—	—	—	—
Treatment charges	90		62	27	1	90
Export duties	73		50	22	1	73
Royalty on metals	85		57	27	1	85
Net cash costs	30		540	238	11	789
DD&A	323		221	97	5	323
Noncash and other costs, net	352	[b]	241	105	6	352
Total costs	705		1,002	440	22	1,464
Other revenue adjustments, primarily for pricing on prior period open sales	99		99	10	2	111
PT Smelting intercompany profit	20		14	6	—	20
Gross profit	$1,041		$738	$286	$17	$1,041

Copper sales (millions of recoverable pounds)	370		370
Gold sales (thousands of recoverable ounces)				392

Gross profit per pound of copper/per ounce of gold:

Revenues, excluding adjustments	$4.41		$4.41	$1,808
Site production and delivery, before net noncash and other costs shown below	1.47		1.00	411
Gold and silver credits	(2.06)		—	—
Treatment charges	0.24		0.17	69
Export duties	0.20		0.14	56
Royalty on metals	0.23		0.15	69
Unit net cash costs	0.08		1.46	605
DD&A	0.88		0.60	247
Noncash and other costs, net	0.95	[b]	0.66	268
Total unit costs	1.91		2.72	1,120
Other revenue adjustments, primarily for pricing on prior period open sales	0.27		0.27	27
PT Smelting intercompany profit	0.05		0.04	15
Gross profit per pound/ounce	$2.82		$2.00	$730

Reconciliation to Amounts Reported
			Production
	Revenues		and Delivery	DD&A
Totals presented above	$2,374		$541	$323
Treatment charges	(90)		—	—
Export duties	(73)		—	—
Royalty on metals	(85)		—	—
Noncash and other costs, net	—		352	—
Other revenue adjustments, primarily for pricing on prior period open sales	111		—	—
PT Smelting intercompany profit	—		(20)	—
Indonesia mining	2,237		873	323
Other mining[c]	5,746		3,980	225
Corporate, other & eliminations	(1,819)		(1,699)	20
As reported in FCX's consolidated financial statements	$6,164		$3,154	$568

a.Includes silver sales of 1.6 million ounces ($22.76 per ounce average realized price).
b.Includes charges totaling $340 million ($0.92 per pound of copper) associated with an ARO adjustment.
c.Represents the combined total for FCX's other mining operations as presented in the supplemental schedule, "Business Segments," beginning on page X.
XXII

Freeport-McMoRan Inc.
PRODUCT REVENUES AND PRODUCTION COSTS (continued)

Indonesia Mining Product Revenues, Production Costs and Unit Net Cash Costs

Three Months Ended December 31, 2020
(In millions)	By-Product	Co-Product Method
	Method	Copper	Gold	Silver[a]	Total
Revenues, excluding adjustments	$990	$990	$550	$33	$1,573
Site production and delivery, before net noncash and other costs shown below	446	281	156	9	446
Gold and silver credits	(584)	—	—	—	—
Treatment charges	76	48	26	2	76
Export duties	49	31	17	1	49
Royalty on metals	64	39	24	1	64
Net cash costs	51	399	223	13	635
DD&A	205	129	72	4	205
Noncash and other costs, net	35	22	12	1	35
Total costs	291	550	307	18	875
Other revenue adjustments, primarily for pricing on prior period open sales	38	38	1	—	39
PT Smelting intercompany profit	7	5	2	—	7
Gross profit	$744	$483	$246	$15	$744

Copper sales (millions of recoverable pounds)	286	286
Gold sales (thousands of recoverable ounces)			293

Gross profit per pound of copper/per ounce of gold:

Revenues, excluding adjustments	$3.47	$3.47	$1,870
Site production and delivery, before net noncash and other costs shown below	1.57	0.99	531
Gold and silver credits	(2.05)	—	—
Treatment charges	0.27	0.16	90
Export duties	0.17	0.11	59
Royalty on metals	0.22	0.14	79
Unit net cash costs	0.18	1.40	759
DD&A	0.72	0.45	243
Noncash and other costs, net	0.12	0.08	41
Total unit costs	1.02	1.93	1,043
Other revenue adjustments, primarily for pricing on prior period open sales	0.13	0.13	2
PT Smelting intercompany profit	0.03	0.02	8
Gross profit per pound/ounce	$2.61	$1.69	$837

Reconciliation to Amounts Reported
		Production
	Revenues	and Delivery	DD&A
Totals presented above	$1,573	$446	$205
Treatment charges	(76)	—	—
Export duties	(49)	—	—
Royalty on metals	(64)	—	—
Noncash and other costs, net	2	37	—
Other revenue adjustments, primarily for pricing on prior period open sales	39	—	—
PT Smelting intercompany profit	—	(7)	—
Indonesia mining	1,425	476	205
Other mining[b]	4,104	3,139	211
Corporate, other & eliminations	(1,034)	(988)	19
As reported in FCX's consolidated financial statements	$4,495	$2,627	$435

a.Includes silver sales of 1.3 million ounces ($25.01 per ounce average realized price).
b.Represents the combined total for FCX's other mining operations as presented in the supplemental schedule, "Business Segments," beginning on page X.

XXIII

Freeport-McMoRan Inc.
PRODUCT REVENUES AND PRODUCTION COSTS (continued)

Indonesia Mining Product Revenues, Production Costs and Unit Net Cash Costs

Year Ended December 31, 2021
(In millions)	By-Product		Co-Product Method
	Method		Copper	Gold	Silver[a]	Total
Revenues, excluding adjustments	$5,715		$5,715	$2,423	$143	$8,281
Site production and delivery, before net noncash and other costs shown below	1,953		1,348	572	33	1,953
Gold and silver credits	(2,562)		—	—	—	—
Treatment charges	320		221	93	6	320
Export duties	218		150	64	4	218
Royalty on metals	319		223	90	6	319
Net cash costs	248		1,942	819	49	2,810
DD&A	1,049		724	307	18	1,049
Noncash and other costs, net	355	[b]	245	104	6	355
Total costs	1,652		2,911	1,230	73	4,214
Other revenue adjustments, primarily for pricing on prior period open sales	72		72	(4)	—	68
PT Smelting intercompany loss	(86)		(60)	(25)	(1)	(86)
Gross profit	$4,049		$2,816	$1,164	$69	$4,049

Copper sales (millions of recoverable pounds)	1,316		1,316
Gold sales (thousands of recoverable ounces)				1,349

Gross profit per pound of copper/per ounce of gold:

Revenues, excluding adjustments	$4.34		$4.34	$1,796
Site production and delivery, before net noncash and other costs shown below	1.49		1.03	424
Gold and silver credits	(1.95)		—	—
Treatment charges	0.24		0.17	69
Export duties	0.17		0.11	47
Royalty on metals	0.24		0.17	67
Unit net cash costs	0.19		1.48	607
DD&A	0.80		0.55	228
Noncash and other costs, net	0.27	[b]	0.18	77
Total unit costs	1.26		2.21	912
Other revenue adjustments, primarily for pricing on prior period open sales	0.05		0.05	(3)
PT Smelting intercompany loss	(0.07)		(0.05)	(19)
Gross profit per pound/ounce	$3.06		$2.13	$862

Reconciliation to Amounts Reported
			Production
	Revenues		and Delivery	DD&A
Totals presented above	$8,281		$1,953	$1,049
Treatment charges	(320)		—	—
Export duties	(218)		—	—
Royalty on metals	(319)		—	—
Noncash and other costs, net	31		386	—
Other revenue adjustments, primarily for pricing on prior period open sales	68		—	—
PT Smelting intercompany loss	—		86	—
Indonesia mining	7,523		2,425	1,049
Other mining[c]	21,531		15,431	882
Corporate, other & eliminations	(6,209)		(5,840)	67
As reported in FCX's consolidated financial statements	$22,845		$12,016	$1,998

a.Includes silver sales of 5.9 million ounces ($24.30 per ounce average realized price).
b.Includes charges totaling $340 million ($0.26 per pound of copper) associated with an ARO adjustment. Also includes credits of $31 million ($0.02 per pound of copper) associated with adjustments to prior-year treatment and refining charges and charges of $16 million ($0.01 per pound of copper) associated with a potential settlement of an administrative fine levied by the Indonesia government.
c.Represents the combined total for FCX's other mining operations as presented in the supplemental schedule, "Business Segments," beginning on page X.

XXIV

Freeport-McMoRan Inc.
PRODUCT REVENUES AND PRODUCTION COSTS (continued)

Indonesia Mining Product Revenues, Production Costs and Unit Net Cash Costs

Year Ended December 31, 2020
(In millions)	By-Product		Co-Product Method
	Method		Copper	Gold	Silver[a]	Total
Revenues, excluding adjustments	$2,475		$2,475	$1,545	$81	$4,101
Site production and delivery, before net noncash and other costs shown below	1,508		910	568	30	1,508
Gold and silver credits	(1,630)		—	—	—	—
Treatment charges	219		132	83	4	219
Export duties	93		56	35	2	93
Royalty on metals	153		90	60	3	153
Net cash costs	343		1,188	746	39	1,973
DD&A	580		350	219	11	580
Noncash and other costs, net	93	[b]	56	35	2	93
Total costs	1,016		1,594	1,000	52	2,646
Other revenue adjustments, primarily for pricing on prior period open sales	(20)		(20)	4	—	(16)
PT Smelting intercompany loss	(11)		(7)	(4)	—	(11)
Gross profit	$1,428		$854	$545	$29	$1,428

Copper sales (millions of recoverable pounds)	804		804
Gold sales (thousands of recoverable ounces)				842

Gross profit per pound of copper/per ounce of gold:

Revenues, excluding adjustments	$3.08		$3.08	$1,832
Site production and delivery, before net noncash and other costs shown below	1.88		1.13	674
Gold and silver credits	(2.03)		—	—
Treatment charges	0.27		0.17	98
Export duties	0.12		0.07	41
Royalty on metals	0.19		0.11	72
Unit net cash costs	0.43		1.48	885
DD&A	0.72		0.43	259
Noncash and other costs, net	0.11	[b]	0.07	41
Total unit costs	1.26		1.98	1,185
Other revenue adjustments, primarily for pricing on prior period open sales	(0.03)		(0.03)	5
PT Smelting intercompany loss	(0.01)		(0.01)	(5)
Gross profit per pound/ounce	$1.78		$1.06	$647

Reconciliation to Amounts Reported
			Production
	Revenues		and Delivery	DD&A
Totals presented above	$4,101		$1,508	$580
Treatment charges	(219)		—	—
Export duties	(93)		—	—
Royalty on metals	(153)		—	—
Noncash and other costs, net	(6)		87	—
Other revenue adjustments, primarily for pricing on prior period open sales	(16)		—	—
PT Smelting intercompany loss	—		11	—
Indonesia mining	3,614		1,606	580
Other mining[c]	14,392		12,089	878
Corporate, other & eliminations	(3,808)		(3,664)	70
As reported in FCX's consolidated financial statements	$14,198		$10,031	$1,528

a.Includes silver sales of 3.6 million ounces ($22.40 per ounce average realized price).
b.Includes COVID-19 related costs (including one-time incremental employee benefits and healthy and safety costs) of $14 million ($0.02 per pound of copper).
c.Represents the combined total for FCX's other mining operations as presented in the supplemental schedule, "Business Segments," beginning on page X.

XXV

Freeport-McMoRan Inc.
PRODUCT REVENUES AND PRODUCTION COSTS (continued)

Molybdenum Mines Product Revenues, Production Costs and Unit Net Cash Costs

	Three Months Ended December 31,
(In millions)	2021	2020

Revenues, excluding adjustments[a]	$140	$56
Site production and delivery, before net noncash and other costs shown below	68	47
Treatment charges and other	6	5
Net cash costs	74	52
DD&A	16	13
Metals inventory adjustments	—	2
Noncash and other costs, net	2	5
Total costs	92	72
Gross profit (loss)	$48	$(16)

Molybdenum sales (millions of recoverable pounds)[a]	7	5

Gross profit (loss) per pound of molybdenum:

Revenues, excluding adjustments[a]	$18.91	$10.01
Site production and delivery, before net noncash and other costs shown below	9.06	8.38
Treatment charges and other	0.84	0.85
Unit net cash costs	9.90	9.23
DD&A	2.22	2.43
Metals inventory adjustments	—	0.35
Noncash and other costs, net	0.32	0.84
Total unit costs	12.44	12.85
Gross profit (loss) per pound	$6.47	$(2.84)

Reconciliation to Amounts Reported
				Metals
		Production		Inventory
Three Months Ended December 31, 2021	Revenues	and Delivery	DD&A	Adjustments
Totals presented above	$140	$68	$16	$—
Treatment charges and other	(6)	—	—	—
Noncash and other costs, net	—	2	—	—
Molybdenum mines	134	70	16	—
Other mining[b]	7,849	4,783	532	—
Corporate, other & eliminations	(1,819)	(1,699)	20	1
As reported in FCX's consolidated financial statements	$6,164	$3,154	$568	$1

Three Months Ended December 31, 2020
Totals presented above	$56	$47	$13	$2
Treatment charges and other	(5)	—	—	—
Noncash and other costs, net	—	5	—	—
Molybdenum mines	51	52	13	2
Other mining[b]	5,478	3,563	403	—
Corporate, other & eliminations	(1,034)	(988)	19	2
As reported in FCX's consolidated financial statements	$4,495	$2,627	$435	$4

a.Reflects sales of the Molybdenum mines' production to FCX's molybdenum sales company at market-based pricing. On a consolidated basis, realizations are based on the actual contract terms for sales to third parties; as a result, FCX's consolidated average realized price per pound of molybdenum will differ from the amounts reported in this table.
b.Represents the combined total for FCX's other mining operations as presented in the supplemental schedule, "Business Segments," beginning on page X. Also includes amounts associated with FCX's molybdenum sales company, which includes sales of molybdenum produced by the Molybdenum mines and by certain of the North America and South America copper mines.

XXVI

Freeport-McMoRan Inc.
PRODUCT REVENUES AND PRODUCTION COSTS (continued)

Molybdenum Mines Product Revenues, Production Costs and Unit Net Cash Costs

	Years Ended December 31,
(In millions)	2021	2020

Revenues, excluding adjustments[a]	$470	$243
Site production and delivery, before net noncash and other costs shown below	243	211
Treatment charges and other	26	21
Net cash costs	269	232
DD&A	67	57
Metals inventory adjustments	1	10
Noncash and other costs, net	10	19	[b]
Total costs	347	318
Gross profit (loss)	$123	$(75)

Molybdenum sales (millions of recoverable pounds)[a]	30	24

Gross profit (loss) per pound of molybdenum:

Revenues, excluding adjustments[a]	$15.52	$9.94
Site production and delivery, before net noncash and other costs shown below	8.02	8.65
Treatment charges and other	0.85	0.85
Unit net cash costs	8.87	9.50
DD&A	2.22	2.34
Metals inventory adjustments	0.03	0.42
Noncash and other costs, net	0.33	0.75	[b]
Total unit costs	11.45	13.01
Gross profit (loss) per pound	$4.07	$(3.07)

Reconciliation to Amounts Reported
					Metals
		Production			Inventory
Year Ended December 31, 2021	Revenues	and Delivery		DD&A	Adjustments
Totals presented above	$470	$243		$67	$1
Treatment charges and other	(26)	—		—	—
Noncash and other costs, net	—	10		—	—
Molybdenum mines	444	253		67	1
Other mining[c]	28,610	17,603		1,864	13
Corporate, other & eliminations	(6,209)	(5,840)		67	2
As reported in FCX's consolidated financial statements	$22,845	$12,016		$1,998	$16

Year Ended December 31, 2020
Totals presented above	$243	$211		$57	$10
Treatment charges and other	(21)	—		—	—
Noncash and other costs, net	—	19		—	—
Molybdenum mines	222	230		57	10
Other mining[c]	17,784	13,465		1,401	58
Corporate, other & eliminations	(3,808)	(3,664)		70	28
As reported in FCX's consolidated financial statements	$14,198	$10,031		$1,528	$96

a.Reflects sales of the Molybdenum mines' production to FCX's molybdenum sales company at market-based pricing. On a consolidated basis, realizations are based on the actual contract terms for sales to third parties; as a result, FCX's consolidated average realized price per pound of molybdenum will differ from the amounts reported in this table.
b.Includes charges totaling $7 million ($0.29 per pound of molybdenum) primarily associated with the contract cancellation costs related to the COVID-19 pandemic and employee separation costs associated with April 2020 revised operating plans.
c.Represents the combined total for FCX's other mining operations as presented in the supplemental schedule, "Business Segments," beginning on page X. Also includes amounts associated with FCX's molybdenum sales company, which includes sales of molybdenum produced by the Molybdenum mines and by certain of the North America and South America copper mines.

XXVII